Exhibit 10.1

MERGER AND ACQUISITION AGREEMENT

by and among

FIRST MARINER BANCORP,

a Maryland corporation,

FIRST MARINER BANK,

a Maryland chartered trust company,

and

RKJS BANK,

a Maryland chartered trust company

February 7, 2014

i

ii

Exhibit A	DIP Loan Agreement and Documentation

Exhibit B	Form of Auction Procedures Order

Exhibit C	Form of Auction Procedures

Exhibit D	Form of Sale Order

Exhibit E	Form of Articles of Merger

MERGER AND ACQUISITION AGREEMENT

THIS MERGER AND ACQUISITION AGREEMENT (this “Agreement”) is dated as of February 7, 2014, by and among FIRST MARINER BANCORP, a Maryland corporation with its principal offices in Baltimore, Maryland (“FMAR”), FIRST MARINER BANK, a Maryland chartered trust company and wholly-owned subsidiary of FMAR, with its principal offices in Baltimore, Maryland (“FMBank,” and together with FMAR, the “Companies”), and RKJS BANK, a Maryland chartered trust company (“FMIB”).  FMAR, FMBank and FMIB are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, FMAR owns all of the issued and outstanding shares of FMBank, and intends to file a voluntary bankruptcy petition (the “Bankruptcy Case”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Maryland (the “Bankruptcy Court”) on or after the date this Agreement is executed (the date of such filing being referred to herein as the “Petition Date”);

WHEREAS, FMIB has received aggregate capital commitments of $100,000,000 from the investors identified on that certain list of investors provided to FMAR on the date hereof, each of whom is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (each such Person identified on such list, as such list may be updated from time to time by FMIB, is referred to herein as an “Investor,” and collectively, as the “Investors”), for the purpose of acquiring and recapitalizing the Bank;

WHEREAS, all of the issued and outstanding shares of capital stock of FMIB will, upon completion of the Equity Contribution (as defined herein), be owned by the Investors;

WHEREAS, FMAR desires to sell, and FMIB and the Investors desire to acquire, all of the issued and outstanding shares of FMBank (the “FMBank Shares”) held by FMAR, and certain other assets of FMAR and its Subsidiaries (as defined herein), free and clear of all Encumbrances, as defined herein (the “Acquisition”), which Acquisition shall be (i) structured as a merger of FMIB with and into FMBank, with FMBank being the surviving Person, as defined herein (the “Merger”), and (ii) effectuated pursuant to an order of the Bankruptcy Court entered upon a motion by FMAR (the “Sale Motion”) under Sections 105, 363 and 365 of the Bankruptcy Code approving such transaction; and

WHEREAS, concurrently with Closing (as defined herein), immediately prior to the effective time of the Merger, the Investors shall make the Equity Contribution to FMIB, on and subject to the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the Parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I.

INTERPRETATION

Section 1.01.                         Definitions.  In this Agreement, unless the context otherwise requires or unless otherwise specifically provided herein:

“Accounting Period Change” is defined in Section 9.10(b).

“Acquisition” is defined in the Recitals of this Agreement.

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.

“Agreement” is defined in the Preamble of this Agreement.

“Alternative Transaction” means any plan, agreement or arrangement, other than this Agreement, or agreement to support or propose to the Bankruptcy Court any plan, agreement or arrangement, other than this Agreement, the effect and/or results of which involve the recapitalization or acquisition of FMBank and/or FMAR by any Person other than the Investors through FMIB.

“Articles of Merger” is defined in Section 2.01.

“Assumed Bank Related Contracts” is defined in Section 5.05.

“Auction” is defined in Section 5.20(i).

“Auction Procedures” means the Auction Procedures in substance in the form of Exhibit C hereto (unless otherwise agreed to by FMIB) approved by the Bankruptcy Court in the Auction Procedures Order.

“Auction Procedures Order” means an order of the Bankruptcy Court in substance in the form of Exhibit B hereto (unless otherwise agreed to by FMIB) that approves, inter alia, bidding and Auction Procedures to be followed by the Companies and all potential bidders of an Alternative Transaction, and the Stalking Horse Bidder Fee.

“Bank D&O Policies” is defined in Section 5.11(b).

“Bank D&O Tail Policy” is defined in Section 5.11(b).

“Bank Related Contracts” is defined in Section 2.01.

“Bank Subsidiaries” is defined in Section 3.01(c).

“Bankruptcy Case” is defined in the Recitals to this Agreement.

“Bankruptcy Code” is defined in the Recitals of this Agreement.

“Bankruptcy Court” is defined in the Recitals to this Agreement.

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

“Bankruptcy Rules” is defined in Section 5.20(h).

“BHCA” means Bank Holding Company Act of 1956, as amended.

“Bid Deadline” is defined in Section 5.20(g).

“Broker” means Sandler O’Neill & Partners, L.P.

“Broker Fees” means the fees payable by FMAR to the Broker upon closing of the Contemplated Transactions in an aggregate amount equal to the amount set forth on Disclosure Schedule 3.36.

“Burdensome Condition” means any restraint, limitation, term, requirement, provision or condition that would (i) materially impair any of the benefits to FMIB or any Investor of the Contemplated Transactions; (ii) require any Person (including any Investor) other than FMIB to guaranty, support or maintain the capital of FMBank; (iii) require a material modification of, or impose a material limitation, restriction or condition on, the activities, governance, legal structure, or compensation of FMIB or any of its Affiliates or, following the Closing, FMBank, any Investor or any of their respective Affiliates; provided, however, that the following shall not be deemed to be a “Burdensome Condition”:  (y) those restraints, limitations, terms, requirements, provisions or conditions specifically applicable to FMBank or Bank Subsidiaries by reason of their condition as of the date hereof and specifically disclosed in Disclosure Schedule 3.19; and (z) any restraint, limitation, term, requirement, provision or condition that applies generally to bank holding companies and banks as provided by statute, regulation, or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof.

“Business Day” means a day that FMBank is open to the public for the conduct of banking business.

“Call Reports” is defined in Section 3.06.

“Claim” and “Claims” are defined in Section 5.11(c).

“Closing” is defined in Section 7.05.

“Closing Date” is defined in Section 7.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” is defined in the Preamble to this Agreement.

“Company Required Approvals” is defined in Section 3.09.

“Competing Acquisition Agreement” is defined in Section 5.20(d)(i).

“Constituent Documents” means articles or certificate of incorporation, bylaws and any other constituted document of a corporate entity.

“Contemplated Transactions” means all of the transactions between the Companies and FMIB contemplated by this Agreement.

“Contracts” is defined in Section 3.35.

“CRA” is defined in Section 3.22.

“DIP Loan” is defined in Section 5.15.

“DIP Loan Agreement” is defined in Section 5.15.

“Disclosure Schedules” is defined in ARTICLE III.

“Employee Plans” is defined in Section 3.33(a).

“Encumbrance,” with respect to any asset, means, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising:  (i) a Lien, Liability, encumbrance, adverse claim, charge, covenant, restriction, execution, security interest, pledge against such asset, or a subordination to any right or claim of others in respect thereof; (ii) a claim or interest in, to, or against such asset; (iii) an option or other right to acquire, or to acquire any interest in, such asset; (iv) an interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset; and (v) any other encumbrance of whatsoever nature and kind in, to, or against such asset.

“Environmental Laws” means the Legal Requirements relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks containing Hazardous Materials, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“Equity Contribution” is defined in Section 2.03.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a Person, any other Person bearing a relationship to the first Person described in Sections 414 (b), (c), (m) or (o) of the Code, or Section 4001(b) of ERISA, or any regulations or guidance issued thereunder.

“Executive Officer” is defined in Section 3.08.

“Expense Reimbursement” is defined in Section 5.17.

“FDIA” means Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“Final Order” means any order or judgment entered by the Bankruptcy Court or other court having jurisdiction over any matter; provided, that such order or judgment has not been reversed, stayed, or vacated pursuant to applicable law or by an order of the Bankruptcy Court or other court of competent jurisdiction.

“FM Counsel is defined in Section 2.01(c).

“FM Group” means FMAR and the members of its Affiliated Group.

“FM Group Member” means each member of the FM Group.

“FMAR” is defined in the Preamble of this Agreement.

“FMAR Releasee” is defined in Section 5.11(d).

“FMAR Releasor” is defined in Section 5.11(c).

“FMAR Subsidiaries” is defined in Section 3.01(a).

“FMBank” is defined in the Preamble of this Agreement.

“FMBank Closing Equity” shall mean the “Tier 1 Capital” of FMBank calculated in accordance with the regulations of the FDIC as of (a) the close of business on the last Business Day of the month immediately prior to the Closing Date if the Closing Date is after the tenth Business Day of a month, or (b) the close of business on the last Business Day of the second month immediately prior to the Closing Date if the Closing Date is on or before the tenth Business Day of a month; provided that any amounts paid or to be paid by FMBank for the Bank D&O Tail Policy shall be deducted as additional liabilities from the calculation of FMBank Closing Equity, regardless of whether such amounts are required by FDIC regulations to be included as a liability in calculating Tier 1 Capital.

“FMBank Releasee” is defined in Section 5.11(c).

“FMBank Releasor” is defined in Section 5.11(d).

“FMBank Shares” is defined in the recitals to this Agreement.

“FMIB” is defined in the Preamble of this Agreement.

“FMIB Required Approvals” is defined in Section 4.05.

“Former Related Person” is defined in Section 3.08.

“GAAP” means generally accepted accounting principles in effect in the United States.

“Governmental Authority” means any federal, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing or any non-governmental regulatory body that provides standards for certification.

“Hazardous Material” means any pollutant, contaminant or toxic or hazardous substance, constituent, material or waste regulated under Environmental Laws, including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include nominal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

“Indemnified Parties” is defined in Section 5.11.

“Information” is defined in Section 5.06.

“Investor” is defined in the Recitals to this Agreement.

“IRS” is defined in Section 3.12(c).

A Person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or Executive Officer of that Person is actually aware of such fact or other matter, after due inquiry.

“Leased Properties” is defined in Section 3.10.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, whether or not accrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, including, without limitation, any “Claim” as defined in Section 101(5) of the Bankruptcy Code.

“Lien” means any lien, pledge, mortgage, deed of trust, interest, security interest, claim, lease, charge, option, right of first refusal, levy, right of first offer, easement, servitude, transfer restriction under any shareholder or similar agreement, Tax (including foreign, federal, state and local Tax), order of any Governmental Authority, encumbrance or any other restriction or limitation whatsoever of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Material Adverse Change” means any fact, circumstance, event, effect, development, occurrence or change that (1) has had, or would be reasonably likely to have, a material and adverse effect on the business, results of operations, financial condition, assets, properties, employees, liabilities (absolute, accrued, contingent or otherwise) or reserves of FMBank, excluding any change with respect to, or effect on, FMBank resulting from (i) changes in Legal Requirements, GAAP or regulatory accounting requirements, as such would apply to banks, (ii) changes after the date of this Agreement in national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity) generally affecting banks and bank holding companies, except to the extent that such change has a disproportionately adverse effect on FMBank as compared to similarly situated banks, (iii) any actions or omissions expressly required by this Agreement or that are taken at the written request of or with the prior informed written consent of FMIB in contemplation of the Contemplated Transactions, and (iv) any pre-Closing restriction or conditions imposed on FMBank as a result of regulatory agreements to which FMBank is a party as of the date of this Agreement, or (2) prevents or materially impairs the ability of either or both of the Companies to timely consummate the Contemplated Transactions.  For purposes of determining whether a Material Adverse Change has occurred based on an increase in FMBank’s classified loans or other real estate owned, such determination shall be made from the date of this Agreement.  The conditions resulting in the filing of the Bankruptcy Case will not be deemed to be a Material Adverse Change.

“Maturity Date” is defined in the DIP Loan Agreement attached as Exhibit A.

“Maximum DIP Loan Amount” means the sum of (i) the amount of “Obligations” (as defined in the DIP Loan Agreement) outstanding under the DIP Loan Agreement as of the date that is seven (7) days prior to the Bid Deadline (the “DIP Measuring Date”), the principal amount of which may not exceed $2,500,000, and (ii) the aggregate amount of additional draws of the DIP Loan anticipated to be made by FMAR (in accordance with the DIP Loan Agreement)

from and including the DIP Measuring Date through the date of the Sale Hearing, as estimated in good faith by FMAR in writing (a copy of which shall be provided by FMAR, within one (1) day after the DIP Measuring Date, to FMIB and each potential bidder who executes a confidentiality agreement in accordance with Section 5.20(b), and filed with the Bankruptcy Court); provided that, upon such estimate by FMAR, the “Commitment” (as defined in the DIP Loan Agreement) shall be reduced to an amount equal to such Maximum DIP Loan Amount.

“MDB” means the Office of the Commissioner of Financial Regulation of the Maryland Department of Labor, Licensing and Regulation, or any successor thereto.

“Merger” is defined in the recitals to this Agreement.

“Minimum Overbid” is defined in Section 5.20(d)(i).

“Other Bank Related Contracts” is defined in Section 5.05.

“Other Purchased Assets” is defined in Section 2.01.

“Owned Properties” is defined in Section 3.10.

“Outside Date” is defined in Section 8.01(a).

“Overbidder” is defined in Section 5.20(c).

“Overbidder Outside Date” is defined in Section 5.20(d)(i).

“Overbidder’s Deposit” is defined in Section 5.20(d)(iii).

“Parties” is defined in the Preamble of this Agreement.

“Permitted Liens” is defined in Section 3.10.

“Person” means an individual, legal personal representative, corporation, limited liability company, partnership, firm, trust, trustee, syndicate, joint venture, unincorporated organization,  Governmental Authority or other entity of whatever nature.

“Petition Date” is defined in in the Recitals to this Agreement.

“Privileged Property” is defined in Section 2.01(c).

“Properties” is defined in Section 3.10.

“Purchase Price” is defined in Section 2.02.

“Qualified Bid” is defined in Section 5.20(e).

“Qualified Bidder” is defined in Section 5.20(f).

“Qualified Overbidder” means an Overbidder who submits a Qualified Bid in accordance with Section 5.20.

“Real Estate” is defined in Section 3.10.

“Recapitalization Amount” is defined in Section 2.03.

“Rev. Proc. 2006-45” is defined in Section 3.12(o).

“Sale” is defined in Section 5.19(g)(iii).

“Sale Hearing” is defined in Section 2.04(i).

“Sale Motion” means the motion filed by FMAR with the Bankruptcy Court seeking, among other things, entry of the Auction Procedures Order and the Sale Order (which shall be in form and substance acceptable to FMIB).

“Sale Order” means an order of the Bankruptcy Court in substance in the form of Exhibit D hereto (unless otherwise agreed to by FMIB).

“Stalking Horse Bidder Fee” is defined in Section 5.17.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Straddle Return” has the meaning set forth in Section 9.04(b).

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Successful Bid” is defined in Section 5.20(j)(vi).

“Successful Bidder” is defined in Section 5.20(j)(vi).

“Target Closing Equity” means Twenty-Nine Million Dollars ($29,000,000).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Year-End Date” is defined in Section 9.10(b).

Section 1.02.                         Governing Law.  This Agreement and the agreements contemplated hereby shall be construed and interpreted, and the rights of the Parties shall be determined, in accordance with the Bankruptcy Code and the substantive laws of the State of Maryland, in each case without regard to the conflict of laws principles thereof or of any other jurisdiction.

ARTICLE II.

ASSIGNMENTS AND TRANSFER; MERGER

Section 2.01.                         Assignments and Transfer; Merger.

(a)                                 Subject to the terms and conditions set forth herein, and subject to entry of the Sale Order, at Closing, (i) FMAR shall sell, assign and transfer to FMBank, free and clear of all Encumbrances, (A) all of the contracts of FMAR and the FMAR Subsidiaries (other than FMBank and the Bank Subsidiaries) that relate to the business of FMBank, all of which shall be identified by FMIB hereafter in accordance with Section 5.05 (collectively, the “Bank Related Contracts”), which FMIB has identified in accordance with Section 5.05 as either an Assumed Bank Related Contract or an Other Bank Related Contract, (B) all right, title and interest of FMAR and the FMAR Subsidiaries to any proceeds received or to be received after the Closing Date related to any Assumed Bank Related Contracts and/or Other Bank Related Contracts, including any such proceeds from any insurance claims to the extent related to FMBank or any Bank Subsidiary or the business of FMBank or any Bank Subsidiary, and (C) all of the assets set forth on Schedule 2.01 (the assets identified in clauses (A), (B) and (C), collectively, the “Other Purchased Assets”); and, thereafter, (ii) FMIB shall be merged with and into FMBank, with FMBank being the surviving Person; thereupon, (A) FMBank shall possess any and all purposes and powers of FMIB, (B) all property rights, privileges and powers of whatever nature and description of FMIB shall be transferred to, vested in, and devolved upon FMBank, without further act or deed, (C) all of the Liabilities of FMIB shall become the Liabilities of FMBank, (D) the FMBank Shares outstanding prior to the Merger shall have been transferred free and clear of all Encumbrances, and (E) the Investors shall have acquired all FMBank Shares in the Merger free and clear of all Encumbrances.

(b)                                 In connection with the Merger, which shall be effective in accordance with those certain Articles of Merger, in substantially the same form as Exhibit E (the “Articles of Merger”), (i) each of the FMBank Shares issued and outstanding immediately prior to the effective time of the Merger automatically shall be cancelled and retired and shall cease to exist, and FMAR, as sole holder thereof, shall be entitled to receive, in exchange therefor, the Purchase Price as full consideration for such FMBank Shares, and (ii) (A) each share of Common Stock of FMIB issued and outstanding immediately prior to the effective time of the Merger automatically shall be cancelled and retired and shall cease to exist, and each Investor, as a holder thereof, shall be entitled to receive, in exchange therefor, as full consideration for each such share of Common

Stock, one share of Common Stock of FMBank and (B) each share of Series A Preferred Stock of FMIB issued and outstanding immediately prior to the effective time of the Merger automatically shall be cancelled and retired and shall cease to exist, and each Investor, as a holder thereof, shall be entitled to receive, in exchange therefor, as full consideration for each such share of Series A Preferred Stock, one share of Series A Preferred Stock of FMBank.

(c)                                  FMIB and FMBank hereby agree that pre-Merger attorney-client communications and attorney work-product documentation between FMBank and any of Kilpatrick Townsend & Stockton, LLP, Kramer, Levin, Naftalis & Frankel LLP, Gordon Feinblatt LLC, and Yumkas, Vidmar & Sweeney, LLC (collectively, “FM Counsel”), that specifically relate to this Agreement, the transactions contemplated by this Agreement, or the analysis, solicitation and/or negotiation of any other potential strategic transaction involving FMAR or FMBank (“Privileged Property”), will not remain with FMBank, as the surviving corporation in the Merger, but will pass to FMAR and become FMAR’s Privileged Property upon consummation of the Merger, and FMBank, as the surviving entity in the Merger, waives any right to assert the attorney-client privilege with respect to the Privileged Property.  Privileged Property inadvertently retained by FMBank as the surviving corporation in the Merger will be the Privileged Property of FMAR, and FMBank, as the surviving corporation in the Merger, agrees to immediately return such property to FMAR.  FMBank, as the surviving entity in the Merger, hereby consents to FM Counsel’s representation of FMAR in connection with any dispute with FMBank or FMIB with respect to this Agreement and the transactions contemplated hereby and waives any conflict of interest related thereto.

Section 2.02.                         Purchase Price.

(a)                                 The aggregate purchase price payable to FMAR for its FMBank Shares and the Other Purchased Assets shall be Four Million Seven Hundred Seventy-Five Thousand Dollars ($4,775,000) (the “Purchase Price”).

(b)                                 No later than two Business Days prior to the Closing Date, the Companies shall deliver to FMIB a balance sheet, prepared in accordance with GAAP, setting forth the FMBank Closing Equity, certified by either the chief executive officer or the chief financial officer of the Bank.  If the FMBank Closing Equity is less than the Target Closing Equity, the Purchase Price shall be reduced on a dollar-for-dollar basis for each dollar that the FMBank Closing Equity is less than the Target Closing Equity; or, if the FMBank Closing Equity is equal to or greater than the Target Closing Equity, the Purchase Price shall remain the same.

(c)                                  The Purchase Price shall, subject to the terms and conditions of this Agreement, be payable by wire transfer of immediately available funds (from the Equity Contribution) to an account designated in writing in advance by FMAR on the Closing Date.  Notwithstanding the foregoing, FMIB shall have the right to pay a portion of the Purchase Price by offsetting and reducing the amount due to FMIB under the DIP Loan Agreement.

Section 2.03.                         Equity Contribution.  Concurrently with Closing, immediately prior to the effective time of the Merger, the Investors shall make an equity contribution (the “Equity Contribution”) to FMIB in an amount necessary to obtain the FMIB Required Approvals, which

Equity Contribution shall be no less than Eighty-Five Million Dollars ($85,000,000) and no more than One Hundred Million Dollars ($100,000,000) in cash.  The amount of the Equity Contribution, less the Purchase Price shall, as a result of the Merger, be cash available to recapitalize FMBank (the “Recapitalization Amount”).

Section 2.04.                         Chapter 11 Bankruptcy Case.

Subject to the terms and conditions of this Agreement, the obligations of the Parties under this Agreement and the Contemplated Transactions are subject to and contingent upon the approval and authorization of the Bankruptcy Court.  The Parties agree to cooperate and coordinate FMAR’s filing of the Bankruptcy Case no more than one Business Day following the execution and delivery of this Agreement. FMAR shall file the Sale Motion pursuant to Sections 105, 363 and 365 of the Bankruptcy Code seeking, among other things:

(i)                                entry of the Auction Procedures Order in substantially the same form as Exhibit B, or in such other form and manner as may be acceptable to FMIB:  (A) approving the Auction Procedures in substantially the same form as Exhibit C; (B) approving the Stalking Horse Bidder Fee; (C) scheduling an Auction and a hearing to consider the approval of the Acquisition (the “Sale Hearing”); and (D) approving the Contemplated Transactions in the form and manner of the notice of the Sale Motion and Sale Hearing; and

(ii)                             entry of the Sale Order in substantially the same form as Exhibit D as a Final Order, or in such other form and manner as may be acceptable to FMIB:  (A) finding that notice of Sale Hearing was given in accordance with the Bankruptcy Code and Bankruptcy Rules, and constitutes such notice as is appropriate under the particular circumstances; (B) finding that FMIB is a “good faith” purchaser entitled to the protections afforded by §363(m) of the Bankruptcy Code; (C) finding that the Other Purchased Assets are assigned and transferred to FMBank free and clear of all Encumbrances, and that the Investors are acquiring all FMBank Shares free and clear of all Encumbrances pursuant to the Merger; and (D) approving the transactions proposed by this Agreement, including, without limitation, the Merger, the sale, assignment and transfer of the Other Purchased Assets, and the sale, assumption and assignment of the Assumed Bank Related Contracts pursuant to Section 365 of the Bankruptcy Code as contemplated in the Sale Motion.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

The Companies hereby, jointly and severally, make the following representations and warranties to FMIB as of the date of this Agreement; provided, that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date. On or prior to the date of this Agreement, the Companies have delivered to FMIB that certain document entitled Disclosure Schedules (the “Disclosure Schedules”) containing the schedules referred to in this ARTICLE III.

Section 3.01.                         Organization and Qualification.

(a)                                 FMAR is a Maryland corporation and bank holding company registered under the BHCA.  FMAR and each of its Subsidiaries (the “FMAR Subsidiaries”) are duly organized, validly existing and in good standing under all laws of the state of their incorporation.  FMAR has all requisite corporate power and authority (including, without limitation, all material licenses, franchises, permits and other governmental authorizations as are required under all applicable Legal Requirements) to own, lease and operate its properties and assets as now owned, leased or operated, and to carry on its businesses as presently conducted.  True and complete copies of the Constituent Documents of FMAR, each as amended to date, have been made available or delivered to FMIB.

(b)                                 FMBank is a Maryland chartered trust company, duly organized, validly existing and in good standing under the laws of the State of Maryland.  FMBank has all requisite corporate power and authority (including, without limitation, all material licenses, franchises, permits and other governmental authorizations as are required under all applicable Legal Requirements), to own, lease and operate its properties and assets as now owned, leased or operated, and to carry on its business as presently conducted.  True and complete copies of the Constituent Documents of FMBank, as amended to date, have been delivered to FMIB.  FMBank is an insured bank as defined in the FDIA and is not a member of the Federal Reserve System.  The FDIC has not been appointed receiver of FMBank.

(c)                                  Except as set forth on Disclosure Schedule 3.01(c), (i) FMBank does not own or control any Affiliate or Subsidiary, (ii) FMBank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and (iii) the business carried on by FMBank has not been conducted by or through any other direct or indirect Subsidiary or Affiliate of FMBank.  The Subsidiaries of FMBank (the “Bank Subsidiaries”) have all requisite corporate power and authority including, without limitation, all material licenses, franchises, permits and other governmental authorizations as are required under all applicable Legal Requirements, to own, lease and operate their respective properties and assets as now owned, leased or operated, and to carry on their respective businesses as presently conducted.  True and complete copies of the Constituent Documents of all Bank Subsidiaries, as amended to date, have been made available or delivered to FMIB.

(d)                                 The Companies’ mortgage business and operations have been conducted as a division of FMBank under the tradename “First Mariner Mortgage.”  First Mariner Mortgage Corporation, a Maryland corporation, does not own any of the assets of the Companies’ mortgage business and operations or conduct any of the Companies’ mortgage business and operations.

Section 3.02.                         Authority; Approvals.  (i) Except as set forth on Disclosure Schedule 3.02, the Companies have full legal right, corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder in accordance with the Sale Order; (ii) FMAR has full legal right, corporate power and authority to enter into the DIP Loan Agreement and to carry out its obligations thereunder; and (iii) the execution and delivery of this Agreement, the DIP Loan Agreement and all documents, instruments and agreements required to be executed and delivered by the Companies pursuant to this Agreement and the DIP Loan Agreement, and the consummation of the Contemplated Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Companies.  This Agreement, the DIP Loan Agreement and all documents, instruments and agreements required to be executed and delivered by the Companies pursuant to this Agreement and the DIP Loan Agreement have been duly executed and delivered by the Companies and (assuming due authorization, execution and delivery by FMIB), constitute legal, valid and binding obligations of the Companies, enforceable against the Companies in accordance with their respective terms, subject to the Bankruptcy Exception.  No other corporate proceedings, including any shareholder approvals, are necessary for the execution and delivery by the Companies of this Agreement or by FMAR of the DIP Loan Agreement, the performance by them of their respective obligations hereunder or thereunder, or the consummation by them of the Contemplated Transactions.

Section 3.03.                         No Conflict With Other Instruments.  None of the execution and delivery of this Agreement or the DIP Loan Agreement or the consummation of the Contemplated Transactions (in accordance with the Sale Order), or compliance by the Companies with any of the provisions hereof or thereof, will (i) materially violate, materially conflict with, or result in a material breach of any provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or result in the termination of, or result in the loss of any benefit or creation of any material right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any material Encumbrance upon any of the material properties or assets of FMAR, FMBank or any other FMAR Subsidiary or any Bank Subsidiary under any of the terms, conditions or provisions of (A) the Constituent Documents of FMAR, FMBank or any other FMAR Subsidiary or any Bank Subsidiary, or (B) except as set forth on Disclosure Schedule 3.03, any material note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which FMAR, FMBank or any other FMAR Subsidiary or any Bank Subsidiary is a party or by which such Person may be bound, or to which FMAR, FMBank or any other FMAR Subsidiary or Bank Subsidiary or any of the properties or assets of FMAR, FMBank or any other FMAR Subsidiary or any Bank Subsidiary may be subject, or (ii) assuming the Company Required Approvals and the FMIB Required Approvals are duly obtained, violate in any material respect any Legal Requirement or any judgment, ruling, order, writ, injunction or decree applicable to FMAR, FMBank or any other FMAR Subsidiary or Bank Subsidiary or any of their respective properties or assets.

Section 3.04.                         Capitalization; Title to Other Purchased Assets.

(a)                                 The authorized shares of FMBank consists of 152,300 shares of common stock, par value $10.00 per share, of which 152,300 shares are issued and outstanding.  All of such FMBank Shares have been duly authorized, validly issued, and are fully paid and nonassessable, and have not been issued in violation of any preemptive or other rights of any Person. All securities of FMBank have been issued in compliance with the securities laws of the United States and the State of Maryland.  Except as contemplated herein and as set forth on Disclosure Schedule 3.04(a), FMAR is, and as of the Closing Date (immediately prior to the effective time of the Merger) will be, the lawful record and beneficial owner of all of the

FMBank Shares, free and clear of all Encumbrances (other than transfer restrictions imposed by applicable federal and state securities laws).

(b)                                 Except as set forth on Disclosure Schedule 3.04(b), there are no: (i) outstanding preemptive rights, subscriptions, options, calls, units, warrants or other rights of any kind or nature to acquire or which relate to any securities of FMBank or any Bank Subsidiary; (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable or exercisable for any securities of FMBank or any Bank Subsidiary; (iii) Contracts under which FMAR or any FMAR Subsidiary, or FMBank or any Bank Subsidiary, are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of FMBank or any Bank Subsidiary; (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which FMAR or any FMAR Subsidiary, or FMBank or any Bank Subsidiary, is a party or of which the Companies are aware, that may affect the exercise of voting or any other rights with respect to the capital stock of FMBank or any Bank Subsidiary; or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of FMBank or any Bank Subsidiary may vote.

(c)                                  All of the outstanding shares (or other equity interests as applicable) of each Bank Subsidiary are directly and beneficially owned and held by FMBank or any Bank Subsidiary and have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in full compliance with all federal and state securities laws and other Legal Requirements, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and are free and clear of all Encumbrances.

(d)                                 Neither FMAR nor any FMAR Subsidiaries (other than FMBank and the Bank Subsidiaries) (i) owns or has any right to use any asset or property (whether real, personal, tangible, intangible or otherwise) used in or held for use in, or related to, the business of FMBank or the Bank Subsidiaries or (ii) other than Bank Related Contracts, is a party to any Contract relating to the business of FMBank or Bank Subsidiaries.

(e)                                  At the Closing, FMAR will transfer and deliver good and marketable title to the Other Purchased Assets to FMBank, in each case, free and clear of any Encumbrances (other than Encumbrances created in favor of FMIB as collateral for the DIP Loan, which Encumbrance is intended to be terminated and released as of the consummation of transfer of the Other Purchased Assets to FMBank pursuant to this Agreement).

Section 3.05.                         Compliance with Laws, Permits and Instruments.  Except as set forth on Disclosure Schedule 3.05, at all times since January 1, 2013, FMBank and each Bank Subsidiary have in all material respects performed and abided by all material obligations required to be performed by it, and has complied with, and is in compliance with in all material respects, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of (i) any provision of FMBank’s or any Bank Subsidiary’s Constituent Documents, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to FMBank or its assets, operations, properties or businesses or the assets, operations, properties or businesses of any Bank Subsidiary, (iii) any material Legal Requirement or any material judgment, writ, injunction, order, decree, award, applicable to FMBank or its assets, operations, properties or businesses or the assets, operations, properties or businesses of any Bank Subsidiary (including, without limitation, that certain Order to Cease and Desist issued by the FDIC to FMBank on September 18, 2009).

Section 3.06.                         Financial Statements.  FMAR has furnished or made available to FMIB true and complete copies of the Reports of Condition and Income of FMBank for the periods ending December 31, 2012, December 31, 2011 and September 30, 2013 (the “Call Reports”).  The Call Reports (i) fairly present, in all material respects, the financial position of FMBank and the Bank Subsidiaries as of the respective dates and the results of their respective operations for the periods indicated in that Call Report in conformity with the instructions to the Call Report, and (ii) do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.  The allowance for loan losses shown on the Call Reports was, and the allowance for loan losses to be shown on any Call Reports of FMBank and the Bank Subsidiaries as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, are, and will be, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of FMBank and Bank Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.

Section 3.07.                         Undisclosed Liabilities.  FMBank and the Bank Subsidiaries have no Liability that is not reflected in or disclosed in the appropriate Call Reports, except (a) Liabilities incurred in the ordinary course of business and consistent with prudent business practices since the date of the applicable Call Reports, (b) Liabilities that, individually or in the aggregate, are not material, (c) Liabilities arising from the Contemplated Transactions, and (d) Liabilities set forth on Disclosure Schedule 3.07.

Section 3.08.                         Litigation.  Except as set forth on Disclosure Schedule 3.08, and except for the Bankruptcy Case and matters therein, there are no actions, claims, suits, investigations or other legal or administrative proceedings of any kind or nature at law or in equity, or by or before any federal, state or municipal court or other Governmental Authority pending or, to the Knowledge of the Companies, threatened, against FMBank or any Bank Subsidiary or against any of their directors or “executive officers,” as such term is defined under 12 C.F.R. Section §215.2(e)(1) of Regulation O promulgated by the Board of Governors of the Federal Reserve System (an “Executive Officer”), or any Person serving in any such capacity at any time on or after January 1, 2009 (each, a “Former Related Person”), relating to the performance of their duties in such capacities, that in any manner involve FMBank or any of its properties or capital stock or any of the properties or capital stock of any Bank Subsidiary. Except as set forth on Disclosure Schedule 3.08, to the Knowledge of the Companies, no legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of the Companies, threatened against FMAR, FMBank or any FMAR Subsidiary or any Bank Subsidiary that would reasonably be expected to have a material adverse effect on the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by FMAR, FMBank or any FMAR Subsidiary or any Bank Subsidiary pursuant hereto or thereto, or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.09.                         Consents and Approvals.  Except as set forth on Disclosure Schedule 3.09 (the “Company Required Approvals”), no consent or approval of, notice to or filing with any Governmental Authority having jurisdiction over any aspect of the business or assets of the Companies or their Affiliates and no consent or approval of or notice to any other Person, is required in connection with Companies’ execution, delivery or performance of this Agreement or the agreements contemplated hereby or the completion by the Companies of the transactions contemplated hereby or thereby.

Section 3.10.                         Title to FMBank Assets.  Except as set forth in Disclosure Schedule 3.10, FMBank and/or one or more of the Bank Subsidiaries: (a) has good, valid and marketable title to all the properties and assets reflected in the September 30, 2013, Call Report or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear from any Encumbrances other than Encumbrances that, (i) (A) would not, and would not reasonably be expected to, individually or in the aggregate, affect the value thereof or interfere with the use made or to be made thereof by FMBank or any Bank Subsidiaries in any material respect or otherwise be material, (B) do not secure indebtedness for borrowed money and (C) arose only in the ordinary course of business, and (ii) in the case of Owned Properties consisting of Real Estate, (A) statutory liens for amounts not yet delinquent, and (B) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property (“Permitted Liens”); (b) is the lessee of all leasehold estates reflected in the September 30, 2013, Call Report or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Properties”; and any Property consisting of real estate or buildings or improvements thereon (“Real Estate”)), free and clear from Encumbrances other than Encumbrances that, (i) (A) would not, and would not reasonably be expected to, individually or in the aggregate, affect the value thereof or interfere with the use made or to be made thereof by FMBank or any Bank Subsidiary in any material respect or otherwise be material, (B) do not secure indebtedness for borrowed money and (C) arose only in the ordinary course of business, and (ii) in the case of Leased Properties consisting of Real Estate, Permitted Liens, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of the Companies, the lessor; and (c) owns or leases all properties and assets as are used by FMBank or any Bank Subsidiary in their business.  The Real Estate is in material compliance with all applicable private agreements, zoning requirements and other Legal Requirements relating thereto, and there are no condemnation proceedings pending or, to the Knowledge of the Companies, threatened with respect to any such properties.  True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Disclosure Schedule 3.10, title insurance policies for the real property owned referred to in Disclosure Schedule 3.10 (to the extent available) and all mortgages, deeds of trust and security agreements to which such property is subject have been made available to FMIB.  Except as set forth on Disclosure Schedule 3.10, all tangible assets used by FMBank and/or Bank Subsidiaries are in good operating condition, ordinary wear and tear excepted, and materially conform with all applicable Legal Requirements.  None of FMBank’s or any Bank Subsidiary’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs.

Section 3.11.                         Absence of Certain Changes or Events.  Except as disclosed in the Call Reports or as disclosed on Disclosure Schedule 3.11, since January 1, 2013, (a) FMBank and the Bank Subsidiaries have conducted their business only in the ordinary course consistent with past practice (except as otherwise required by this Agreement and the incurrence of expenses related to this Agreement and the Contemplated Transactions) and (b) no event has occurred or circumstance arisen, that individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Change to FMBank or any Bank Subsidiary.

Section 3.12.                         Taxes.

(a)                                 Each FM Group Member has duly and timely filed all material Tax Returns that it was required to file under applicable Legal Requirements with the appropriate Federal, state, local or foreign governmental agencies. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by each FM Group Member (whether or not shown on any Tax Return) have been paid.  Since January 1, 2011, no claim has been made by any Governmental Authority in a jurisdiction where the FM Group Members do not file Tax Returns that any FM Group Member may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than material Taxes not yet due and payable) upon any of the assets or properties of any of the FM Group Members.

(b)                                 Each FM Group Member has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)                                  There is no dispute or claim concerning any Tax Liability of any FM Group Member either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any officer responsible for Tax matters of the Companies has Knowledge. Within the past three (3) years, the Internal Revenue Service (the “IRS”) has not challenged the interest deduction on any FM Group Member’s debt on the basis that such debt constitutes equity for federal income Tax purposes.

(d)                                 Disclosure Schedule 3.12(d): (i) lists all Tax Returns filed with respect to the FM Group and each FM Group Member for taxable periods ended on or after December 31, 2010; (ii) indicates Tax Returns that have been audited; and (iii) indicates Tax Returns that currently are the subject of audit. True and complete copies of the Federal income Tax Returns of the FM Group, as filed with the IRS for the years ended December 31, 2010, 2011 and 2012, have been delivered or made available to FMIB. No FM Group Member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)                                  No FM Group Member has been a United States real property holding corporation within the meaning of the Section 897(c)(2) of the Code, during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(f)                                   Each FM Group Member has at all times of its existence been a member of the FM Group.  The FM Group has consistently filed a consolidated federal income Tax Return the common parent of which was and is FMAR. No FM Group Member has been a member of any other group filing a consolidated Tax Return and none have any Liability for the Taxes of any Person other than the Companies under Treasury Regulation § 1.1502-6 (or any similar Legal Requirement), as a transferee or successor, by contract or otherwise. Except as set forth on Disclosure Schedule 3.12(f), no FM Group Member is a party to or bound by any Tax allocation or sharing agreement.

(g)                                  The unpaid taxes of the FM Group (i) did not exceed the provisions for current or deferred Taxes on the FM Group’s consolidated balance sheet dated as of December 31, 2013 (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and (ii) will not exceed such provisions for current or deferred Taxes as adjusted for the passage of time through the of the Closing Date (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income). The FM Group, and each FM Group Member, is in compliance with the requirements of FIN 48, and their Tax accrual work papers explain and support all amounts provided and positions taken by them with respect to FIN 48.

(h)                                 No FM Group Member is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) prepaid amount received on or before the Closing Date; or (vi) election under Code §108(i).

(i)                                     No FM Group Member has been a party to any “reportable transaction” or “listed transaction” as such terms are defined in Code §6707A(c) and Treasury Regulation §1.6011-4(b)(2) through (6).

(j)                                    No FM Group Member has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

(k)                                 No FM Group Member has ever made a valid election to be taxed for federal income Tax purposes as an S corporation or a qualified S corporation subsidiary (within the meaning of Code §§1361, 1362 and 1361(b)(3)).

(l)                                     The FM Group has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662.

(m)                             Disclosure Schedule 3.12(m) lists and contains an accurate and complete description as to the United States Federal net operating loss carryforwards (“NOLs”) and capital loss carryforwards of the FM Group and FMBank (including, without limitation, any limitations of such net operating or capital loss carry forwards under Code Sections 382, 383 or 384 or the Treasury Regulations) as of December 31, 2013, and the expiration dates thereof.  No FM Group Member has undergone an “ownership change” (as such term is defined in Code Section 382(g)) with respect to any NOLs.

(n)                                 Disclosure Schedule 3.12(n) contains a materially accurate and complete list of FMBank’s adjusted Tax basis in each of its assets as of December 31, 2013.

(o)                                 Each entity that will be an FM Group Member on the Year-End Date will meet the requirements under Revenue Procedure 2006-45, 2006-2 C.B. 851 (“Rev. Proc. 2006-45”), to obtain automatic approval from the Commissioner of Internal Revenue to change the accounting period of the FM Group under Code Section 442 and Treasury Regulation Section 1.442-1(b).

Section 3.13.                         Insurance. Disclosure Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to FMBank and the Bank Subsidiaries. All such policies, with regard to FMBank and the Bank Subsidiaries, (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are in full force and effect and will remain in effect to the end of their policy periods, and (c) to the extent this Agreement is executed after the end of their policy periods, will be renewed, subject to normal renewal policies and procedures, including the payment of premiums.  With respect to the Bank D&O Policies, all such policies are valid, outstanding, and enforceable in accordance with their respective terms, notwithstanding the Bankruptcy Exception, provided the bankruptcy of any named insured is one in which the party filing the same is a debtor-in-possession and no bankruptcy trustee is appointed. No notice has been received of the cancellation, or to the Knowledge of the Companies, threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither FMAR, FMBank nor any Bank Subsidiary is in material default with respect to any such policy, and neither FMAR, FMBank nor any Bank Subsidiary has failed to give any notice or present any material claim thereunder in a due and timely fashion. Except as set forth on Disclosure Schedule 3.13, FMBank and each Bank Subsidiary has not been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which FMBank and each Bank Subsidiary has applied for any such insurance within the last two (2) years. Each property of FMBank and each Bank Subsidiary is insured in amounts deemed adequate by FMBank’s management against risks customarily insured against. There have been no claims under any fidelity bonds of FMBank and/or any Bank Subsidiary within the last three (3) years, and the Companies have no Knowledge of any facts that would form the basis of a claim under such bonds. Except as set forth on Disclosure Schedule 3.13, FMBank and each Bank Subsidiary shall, immediately after the Closing until the end of the policy periods, or beyond as specified in Section 5.11 herein, continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.14.                         Proprietary Rights.  Disclosure Schedule 3.14 lists all copyrights, trademarks, service marks, trade names, trade dress, logos, internet domain names, patents, other proprietary rights, interests, and protections, all other intellectual property, and all rights therein, in each case, registered or unregistered, and any and all applications with respect thereto (collectively, “Intellectual Property”), owned or used by FMBank and/or the Bank Subsidiaries (collectively, “FMBank Intellectual Property”).  Except as set forth on Disclosure Schedule 3.14, FMBank and/or the Bank Subsidiaries owns, possesses, and has good, valid and marketable title to, and the unrestricted right to use, all FMBank Intellectual Property, free and clear of Encumbrances, and such FMBank Intellectual Property constitutes all Intellectual Property necessary to conduct the respective businesses of FMBank and the Bank Subsidiaries. To the Knowledge of the Companies, neither FMBank nor any Bank Subsidiary is infringing on or otherwise acting adversely to the Intellectual Property or other rights of any Person. There is no claim pending or, to the Knowledge of the Companies, threatened, against FMBank or any Bank Subsidiary with respect to any Intellectual Property or other such rights.

Section 3.15.                         Transactions with Certain Persons and Entities. Except as disclosed in Disclosure Schedule 3.15 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by FMBank or any Bank Subsidiary to, and FMBank and the Bank Subsidiaries are not otherwise creditors of, any director, Executive Officer,  Former Related Person, or other Affiliate of FMAR or FMBank,  nor is FMBank or any Bank Subsidiary a debtor to any such Person, other than as part of the normal and customary terms of such Person’s employment or service as a director for FMAR and/or FMBank. Except as set forth on Disclosure Schedule 3.15, to the Knowledge of the Companies, neither FMBank nor any Bank Subsidiary uses any asset owned by any shareholder owning five percent (5%) or more of the issued and outstanding common stock of FMAR, or any director, officer, Former Related Person, or other Affiliate of FMAR or FMBank, in the operations (other than personal belongings of such officers and directors located in FMBank’s premises, the removal of which would not result in a Material Adverse Change). Except as disclosed in Disclosure Schedule 3.15, neither FMBank nor any Bank Subsidiary is a party to any material transaction, contract or agreement with any director, Executive Officer, Former Related Person, or other Affiliate of FMAR or FMBank, other than credit and consumer banking transactions in the ordinary course of business.

Section 3.16.                         Evidences of Indebtedness.

(a)                                 All evidences of indebtedness and leases that are reflected as assets of FMBank are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception. No claim or defense has been asserted, and to the Companies’ Knowledge, there are no acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense that may be asserted against FMBank. The credit files of FMBank contain all material information known to FMAR or FMBank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of FMBank (including loans that will be outstanding if any of them advances funds they are obligated to advance).

(b)                                 To the Knowledge of the Companies, there are no, nor have the Companies received notice of, any past or present conditions, events, activities, practices or incidents that may result in a material violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of FMBank.

(c)                                  With respect to any loan or other evidence of indebtedness, all or a portion of which has been sold to or guaranteed by any Governmental Authority, including the Small Business Administration, each of such loans was made in compliance and conformity with all applicable Legal Requirements such that such Governmental Authority’s guaranty of such loan is effective during the term of such loan in all material respects.

(d)                                 No representation or warranty is being made in this Section 3.16 or in this Agreement as to the sufficiency of collateral securing or collectability of the loans reflected as an asset of FMBank.

Section 3.17.                         Certain Loans and Related Matters.

(a)                                 Except as set forth on Disclosure Schedule 3.17(a), as of the date of this Agreement (with respect to the matters set forth in clauses (iii), (iv) and (v) of this Section 3.17(a) below) and as of December 31, 2013 (with respect to the matters set forth in clauses (i) and (ii) of this Section 3.17(a) below), FMBank is not a party to any written or oral (i) loan agreement, note or borrowing arrangement, under the terms of which the obligor is sixty (60) days or more delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement or on non-accrual status; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by FMBank or any regulatory agency with supervisory jurisdiction over FMBank, should have been classified as “substandard”, “doubtful”, “loss”, “other loans especially mentioned”, or any comparable classifications by such Persons; (iii) loan agreement, note or borrowing arrangement including any loan guaranty, with any director, Executive Officer or Former Related Person of FMBank, or any ten percent (10%) or more shareholder of FMAR, or any Person controlling, controlled by, or under common control with any of the foregoing Persons; (iv) loan agreement, note or borrowing arrangement in violation of any Legal Requirement applicable to FMBank, which violation could result in a Material Adverse Change with respect to FMBank; or (v) loan agreement, note or borrowing arrangement which, at the time it was entered into, constituted a violation of FMBank’s legal lending limit and which remains on FMBank’s books.

(b)                                 Disclosure Schedule 3.17(b) contains the “watch list of loans” of FMBank as of September 30, 2013, and the Companies shall update such schedule prior to the Closing such that it contains the “watch list of loans” of FMBank as of the date no earlier than thirty (30) days prior to the Closing Date. Except as set forth in Disclosure Schedule 3.17(b), to the Knowledge of the Companies, there is no loan agreement, note or borrowing arrangement which should be included on a watch list in accordance with FMBank’s ordinary course of business and with prudent banking principles, which is not included on such list.

Section 3.18.                         Environmental Compliance.

(a)                                 To the Knowledge of the Companies, FMBank and each of the Bank Subsidiaries, their operations and their respective Properties are in material compliance with all Environmental Laws. The Companies do not have Knowledge of, and neither FMAR nor FMBank have received, notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of FMBank or Bank Subsidiaries with all Environmental Laws.

(b)                                 FMBank and each of the Bank Subsidiaries has obtained all material permits, licenses and authorizations that are required by it under all Environmental Laws.

(c)                                  To the Knowledge of the Companies, no Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of FMAR and FMBank have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as set forth on Disclosure Schedule 3.18(c). The use that FMBank or the Bank Subsidiaries make and intend to make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(d)                                 There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or to Companies’ Knowledge threatened against FMBank or the Bank Subsidiaries relating in any way to any Environmental Law. To the Knowledge of the Companies, neither FMBank nor any Bank Subsidiary has any Liability for remedial action under any Environmental Law. Neither FMBank nor any Bank Subsidiary has received any request for information by any Governmental Authority with respect to the environmental condition of any of the Properties, nor has FMBank or any Bank Subsidiary received any notice of any kind from any Governmental Authority or other Person with respect to any violation of or claimed or potential Liability of any kind under any Environmental Law.

Section 3.19.                         Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by FMBank with any federal or state regulatory authority, including, without limitation, the MDB and the FDIC, have been duly and timely filed and all information and data contained in such reports, records or other documents as of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) were true, accurate, correct and complete in all material respects. Except as set forth on Disclosure Schedule 3.19, (a) neither FMAR nor FMBank is, and has not within the last five (5) years been, subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any federal or state regulatory bodies, and FMAR and FMBank are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action, and (b) there are no actions or proceedings pending or, to the Knowledge of the Companies, threatened against FMBank by or before any such regulatory bodies or any other Governmental Authority. Without limiting the foregoing, FMBank is in material compliance with, and since January 1, 2011 has complied in all material respects with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.

Section 3.20.                         Deposits. No deposit of FMBank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or, to the Knowledge of the Companies, is subject to any Encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.21.                         Interest Rate Risk Management Instruments. To the Knowledge of the Companies, all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of FMBank or for the account of a customer of FMBank, were entered into in the ordinary course of business and (a) are consistent with prudent banking practice, (b) are in accordance with applicable Legal Requirements, and (c) with counterparties believed to be financially responsible at the time; and each of them constitutes the legal, valid and binding obligation of FMBank, enforceable according to their terms, subject to the Bankruptcy Exception. FMBank has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Companies’ Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.22.                         Community Reinvestment Act. FMBank is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. §2901 et seq.) (the “CRA”) and all regulations issued thereunder, and FMBank has made available to FMIB copies of FMBank’s current CRA statement, all support papers therefor, all letters and written comments received by FMBank since January 1, 2010, pertaining thereto and any responses by FMBank to those letters and comments. FMBank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination, and the Companies have no Knowledge of any reason why FMBank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the Contemplated Transactions as a result of any act or omission of FMBank under the CRA.

Section 3.23.                         Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act. Except as set forth in Disclosure Schedule 3.23, FMBank is in material compliance with the Fair Housing Act (42 U.S.C. §3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. §2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C. §1691 et seq.) and all regulations issued thereunder. FMBank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and FMBank has not received any notice of, nor do the Companies have Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to FMBank’s non-compliance with such acts.

Section 3.24.                         Consumer Compliance Laws. Except as set forth in Disclosure Schedule 3.24, all loans of FMBank have been made in material compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including, without limitation, Regulation Z (12 C.F.R. §226 et seq.), the Federal Consumer Credit Protection Act (15 U.S.C. §1601 et seq.), and all statutes governing the operation of Maryland trust companies.

Section 3.25.                         Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. FMBank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and FMBank has properly certified all foreign deposit accounts on all of its deposit accounts; furthermore, FMBank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. To the Companies’ Knowledge, FMBank has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury, required to be filed by it under the laws and regulations referenced in this Section.

Section 3.26.                         Loans Secured by FMAR Capital Stock. Except as set forth on Disclosure Schedule 3.26, no borrower of FMBank was required to purchase capital stock of FMAR in order to obtain a loan or other form of credit from FMBank.

Section 3.27.                         Absence of Certain Business Practices. To the Knowledge of the Companies, neither FMBank or any Bank Subsidiary, nor any director, officer, employee, Former Related Person, or agent of FMBank or any Bank Subsidiary, or any other Person acting on their behalf, has, directly or indirectly, within the past six (6) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of FMBank or any Bank Subsidiary (or assist FMBank or any Bank Subsidiary in connection with any actual or proposed transaction) that (a) might be reasonably likely to subject FMBank or any Bank Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might reasonably have resulted in a Material Adverse Change or (c) if not continued in the future might reasonably result in a Material Adverse Change or might reasonably subject FMBank or any Bank Subsidiary to suit or penalty in any civil, criminal or governmental litigation or proceeding.

Section 3.28.                         Books and Records. The minute books, stock certificate books and stock transfer ledgers of FMBank and each Bank Subsidiary (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, and (c) the transactions entered therein represent bona fide transactions. Neither FMBank nor any Bank Subsidiary has sold or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period.

Section 3.29.                         Internal Controls. FMBank and each Bank Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (a) transactions are executed with the authorization of management and/or FMBank’s (or Bank Subsidiary’s) Board of Directors; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of FMBank and to maintain accountability for FMBank’s (or Bank Subsidiary’s)

assets; (c) access to FMBank’s (or Bank Subsidiary’s) assets is permitted only in accordance with the authorization of management and/or FMBank’s (or Bank Subsidiary’s) Board of Directors; (d) the reporting of FMBank’s (and each Bank Subsidiary’s) assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 3.30.                         Fiduciary Responsibilities. To the Companies’ Knowledge, FMBank and each Bank Subsidiary has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Legal Requirements.

Section 3.31.                         Guaranties. Except as set forth on Disclosure Schedule 3.31, none of the Liabilities of FMBank or any Bank Subsidiary are guaranteed by any other Person, and neither FMBank nor any Bank Subsidiary has guaranteed the Liabilities of any other Person.

Section 3.32.                         Employee Relationships. Except as set forth on Disclosure Schedule 3.32, neither FMBank nor any Bank Subsidiary is a party to any collective bargaining agreement or to any conciliation agreement with the United States Department of Labor, the United States Equal Employment Opportunity Commission, or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment beyond the generally applicable Legal Requirements. There are no unfair labor practice complaints pending against FMBank or any Bank Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. To the Knowledge of the Companies, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of FMBank or any Bank Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. FMBank and each Bank Subsidiary is in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither FMBank nor any Bank Subsidiary is engaged in any unfair labor practice.

Section 3.33.                         Benefit Plans.

(a)                                 Set forth on Disclosure Schedule 3.33(a) is a complete and accurate list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), all “multiemployer plans” (as defined in Section 3(37) of ERISA) and “multiple employer plans” (as defined in Section 413(c) of the Code), all specified fringe benefit plans as defined in Code Section 6039D, and all other employment, bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (qualified or nonqualified), and any trust, escrow or other agreement related thereto, which (i) are sponsored, maintained or contributed to by FMBank or any of its ERISA Affiliates, or with respect to which FMBank or any of its ERISA Affiliates has any Liability, and

(ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any officer, director, independent contractor, employee, service provider, former officer, director or employee of FMBank or any of its ERISA Affiliates, or the dependents, spouses or beneficiaries of any such Person, regardless of whether funded (the “Employee Plans”). True, accurate and complete copies of the documents comprising each Employee Plan, including each trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), summary plan descriptions and summaries of material modifications, the most current determination letter issued by the Internal Revenue Service, Form 5500 Annual Reports and nondiscrimination test results for the three most recent plan years, and material documents, records, policies, procedures or other materials related thereto, have been delivered or made available to FMIB. No unwritten amendment exists with respect to any Employee Plan.

(b)                            There have been no prohibited transactions (as defined in Code Section 4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Legal Requirement applicable to the Employee Plans that would subject FMBank or any of its ERISA Affiliates or any Employee Plan to any Taxes, penalties, or other liabilities (including Liability arising through indemnification). Each Employee Plan that is represented to be qualified under Code Section 401(a) has a favorable determination letter or opinion letter that covers all existing amendments and has no obligation to adopt any amendments for which the remedial amendment period under Code Section 401(b) has expired, and neither of the Companies is aware of any circumstances likely to result in revocation of any such favorable determination letter or opinion letter. To the Knowledge of the Companies, each such Employee Plan is so qualified and has been operated in compliance with applicable Legal Requirements and its terms, any related trust is exempt from federal income Tax under Code Section 501(a) and no event has occurred that will or reasonably could result in the loss of such Tax exemption or to Liability for any Tax under Code Section 511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Companies’ Knowledge, none are threatened. Neither FM Bank nor any of its ERISA Affiliates provides welfare benefits to any service provider or dependent of such service provider after the termination of the service relationship other than as disclosed in this Agreement or any schedule hereto or as required by applicable Legal Requirements. Except as set forth on Disclosure Schedule 3.33(b), no written or oral representations have been made to any employee or former employee of FMBank or any of its ERISA Affiliates promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA Section 3(1)) for any period of time beyond the employee’s termination of employment with FMBank or any of its ERISA Affiliates (except to the extent of coverage required under Code Section 4980B or applicable state law). Compliance with FAS 106 would not create any material change to the Call Reports. Except as set forth on Disclosure Schedule 3.33(b), the completion of the Contemplated Transactions will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any employee, officer, former employee or former officer of FMAR or FMBank or any of their ERISA Affiliates under any Employee Plan except (i) as contemplated by this Agreement, or (ii) as identified on Disclosure Schedule 3.33(b). There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against FMBank or any of its ERISA Affiliates, an Employee Plan, or any other Person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan. No amount due under any Employee Plan is or will be subject to the excise tax of Section 4999 of the Code.

(c)                                  Since January 1, 2011, no participant or beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan, and neither FMBank nor any of its ERISA Affiliates has willfully misled any Person as to his or her rights under any Employee Plan, or since January 1, 2011, failed to disclose any information or provide any documents required to be disclosed or provided. All obligations required to be performed by FMBank and its ERISA Affiliates under any Employee Plan have been performed in all material respects, and neither FMBank nor any of its ERISA Affiliates is in default under or in violation of any provision of any Employee Plan, which defaults or violations, in the aggregate, would be expected to result in a Material Adverse Change. To the Knowledge of the Companies, no event has occurred that would constitute grounds for an enforcement action by any party against FMBank or any of its ERISA Affiliates under Title 1 of ERISA under any Employee Plan.

(d)                                 With respect to each Employee Plan:

(i)                                     All Employee Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject FMBank or any ERISA Affiliates thereof to any Liability under Code §4980B or §4980D or any provision of the Patient Protection and Affordable Care Act of 2010 (as amended);

(ii)                             No Employee Plan is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA;

(iii)                          neither FMBank nor any of its ERISA Affiliates has ever maintained, contributed to, or had any direct or indirect obligation with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or “multiple employer plan” (as defined in Section 413(c) of the Code).

(e)                                  Except as set forth on Disclosure Schedule 3.33(e), all Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, and have been timely filed and/or distributed to participants to the extent required.

(f)                                   No Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA §407(d)).

(g)                                  Except as set forth on Disclosure Schedule 3.33(g), neither FMAR nor FMBank nor any ERISA Affiliate thereof maintains any Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(I) of the Code.  All

Employee Plans listed on Disclosure Schedule 3.33(g) comply with Code §409A and the regulations thereunder in form and operation.

(h)                                                                                                                       FMBank may withdraw at any time from any Employee Plan to which it contributes (but does not sponsor or maintain), including any such plan sponsored or maintained by FMAR, without incurring Liability except for unpaid premiums or contributions due for the pay period that includes the date of withdrawal or termination.

(i)                                     With respect to the Employee Plan that is a self-funded health plan: (i) such plan was fully insured until June 30, 2013, and became self-funded as of July 1, 2013; (ii) a complete and accurate summary of claims incurred and reported for the period commencing on July 1, 2013, and continuing through December 31, 2013, has been delivered or made available to FMIB; (iii) the Companies have timely paid all claims incurred and reported; (iv) the Companies’ financial statements accurately reflect any liability associated with such plan; and (v) stop loss insurance is in force with respect to such plan, and all premiums therefor have been timely paid.

Section 3.34.                         Obligations to Employees. All accrued obligations and liabilities of and all payments by FMBank and the Bank Subsidiaries, and all Employee Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable Legal Requirements or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by FMBank and the Bank Subsidiaries according to GAAP and applicable Legal Requirements applied on a consistent basis and actuarial methods with respect to: (a) withholding taxes, unemployment compensation or social security benefits; and (b) all Employee Plans. All obligations and liabilities of FMBank and the Bank Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Legal Requirements or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by FMBank and the Bank Subsidiaries according to GAAP and generally accepted actuarial principles applied on a consistent basis. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in all material respects in the Call Reports and the books, statements and records of FMBank and the Bank Subsidiaries.

Section 3.35.                         Contracts and Commitments.

(a)                                 Except as set forth in Disclosure Schedule 3.35, neither FMBank nor any Bank Subsidiary is a party to or bound by any of the following (whether written or oral, expressed or implied) (such agreements listed on the schedule being referred to herein as the “Contracts”):

(i)                                employment contracts, change-in-control agreements, retention agreements, severance agreements, other than FMBank’s standard at-will offer letter;

(ii)                             bonus, stock option, deferred compensation, pension, retirement or other employee benefit arrangement;

(iii)                          any lease or license with respect to any property, real or personal,  whether as landlord, tenant, licensor or licensee involving an annual expenditure in excess of $10,000;

(iv)                         any participation, loan purchase or similar agreement pursuant to which FMBank or any Bank Subsidiary has (A) acquired an interest in the indebtedness of any third party or (B) sold an interest in the indebtedness of any third party;

(v)                            contract or commitment for capital expenditures in excess of $10,000 for any one project;

(vi)                         contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than ninety (90) days from the date of this Agreement involving an annual expenditure in excess of $25,000;

(vii)                      contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(viii)                   contract, agreement or letter with respect to the management or operations of FMBank or any Bank Subsidiary imposed by any Governmental Authority having supervisory jurisdiction over FMBank or any Bank Subsidiary;

(ix)                         agreement, contract or indenture related to the borrowing by FMBank or any Bank Subsidiary of money other than those entered into in the ordinary course of business;

(x)                            guaranty of, or joint or several obligation with respect to, any Liability of FMAR, any FMAR Subsidiary, or any other Person;

(xi)                         agreement with or extension of credit to any Executive Officer or director of FMAR, any FMAR Subsidiary, FMBank, any Bank Subsidiary, any Former Related Person, or holder of more than ten percent (10%) of the issued and outstanding stock of FMAR, or any Affiliate of such Person;

(xii)                      contracts other than the foregoing, with payments aggregating $25,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement and the Disclosure Schedules;

(xiii)                   any agreement containing covenants that limit the ability of FMBank or any Bank Subsidiary to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, FMBank or any Bank Subsidiary may carry on its business (other than as required by any Legal Requirement);

(xiv)                  any data processing services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) days or less;

(xv)                     any agreement, contract or indenture pursuant to which FMBank or any Bank Subsidiary may become obligated to invest in or contribute capital to any Person;

(xvi)                  any agreement, contract or indenture involving payments based on the profits of FMBank or any Bank Subsidiary; or

(xvii)               any agreement, contract or indenture that requires the consent or approval of any third party for the Acquisition to be consummated.

(b)                                 Each Contract (i) is valid and binding on FMBank and, to the Companies’ Knowledge, each other party thereto, and is in full force and effect; (ii) FMBank is in all material respects in compliance with and has in all material respects performed all obligations required to be performed by it under each such Contract; (iii) FMBank has not received any notice to terminate, in whole or in part, or notice of any material violation or default (or any condition which with the passage of time or the giving of notice or both would cause such a violation or default) by any party under any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Companies, in default or violation in any respect thereunder.

(c)                                  Copies of each Contract identified in Disclosure Schedule 3.35 have been delivered or made available to FMIB.

(d)                                 Neither FMAR nor any FMAR Subsidiary is a party to, or bound by, any license or license agreement with respect to any property necessary to conduct the respective businesses of FMBank and the Bank Subsidiaries.

Section 3.36.                         Brokers and Finders. Except as set forth on Disclosure Schedule 3.36, FMAR, FMBank and the Bank Subsidiaries, and their officers, directors or employees, have not employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF FMIB

FMIB hereby makes the following representations and warranties to the Companies as of the date hereof; provided, that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date:

Section 4.01.                         Organization and Qualification. FMIB is a Maryland chartered trust company, duly organized, validly existing and in good standing under the laws of the State of Maryland and was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business or activities other than in connection with the transactions contemplated by this Agreement. FMIB has all requisite corporate power and authority (including, without limitation, all material licenses, franchises, permits and other governmental authorizations as are required under all applicable Legal Requirements) to own, lease and operate its properties and assets as now owned, leased or operated, and to carry on its business as presently conducted.  True and complete copies of the Constituent Documents of FMIB have been delivered to the Companies.

Section 4.02.                         Authority; Approvals. FMIB has full legal right, corporate power and authority to enter into and deliver this Agreement and the DIP Loan Agreement and, subject to the Sale Order, to carry out its obligations hereunder and thereunder; and the execution and delivery of this Agreement, the DIP Loan Agreement and all documents, instruments and agreements required to be executed and delivered by FMIB pursuant to this Agreement and the DIP Loan Agreement and, subject to the Sale Order, the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of FMIB. This Agreement, the DIP Loan Agreement and all documents, instruments and agreements required to be executed and delivered by FMIB pursuant to this Agreement and the DIP Loan Agreement have been duly executed and delivered by FMIB and (assuming due authorization, execution and delivery by the Companies), constitute a legal, valid and binding obligation of FMIB, enforceable against FMIB in accordance with their respective terms, subject to the Bankruptcy Exception. No other corporate proceedings, including any shareholder approvals, are necessary for the execution and delivery by FMIB of this Agreement or the DIP Loan Agreement, the performance by FMIB of its obligations hereunder or thereunder or the consummation by FMIB of the Contemplated Transactions.

Section 4.03.                         No Conflict With Other Instruments. Neither the execution and delivery of this Agreement or the DIP Loan Agreement, nor, subject to the Sale Order, the consummation of the Contemplated Transactions, nor compliance by FMIB with any of the provisions hereof or thereof, will (i) materially violate, materially conflict with, or result in a material breach of any provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or result in the termination of, or result in the loss of any benefit or creation of any material right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any material Encumbrance upon any of the material properties or assets of FMIB under any of the terms, conditions or provisions of (A) the Constituent Documents of FMIB, or (B) any material note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which FMIB is a party or by which it may be bound, or to which FMIB or any of the properties or assets of FMIB may be subject, or (ii) assuming the Company Required Approvals and the FMIB Required Approvals are duly obtained, violate in any material respect any Legal Requirement or any judgment, ruling, order, writ, injunction or decree applicable to FMIB or any of its properties or assets.

Section 4.04.                         Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to FMIB’s Knowledge, threatened against FMIB that would reasonably be expected to have a material adverse effect on the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by FMIB pursuant hereto or thereto, or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.05.                         Consents and Approvals. Subject to entry of the Sale Order, except as set forth on Schedule 4.05 (the “FMIB Required Approvals”), no consent or approval of, notice to or filing with any Governmental Authority having jurisdiction over any aspect of the business or assets of FMIB or its Affiliates, and no consent or approval of or notice to any other Person, is required in connection with FMIB’s execution, delivery or performance of this Agreement or the agreements contemplated hereby or the completion by FMIB of the transactions contemplated hereby or thereby. As of the date of this Agreement, FMIB knows of no reason why any of the FMIB Required Approvals should not be granted or that any of the Company Required Approvals will not be granted without imposition of a Burdensome Condition.

Section 4.06.                         Available Funds.

(a)                                 FMIB has available or committed sources of funds sufficient to fund the full DIP Loan amount as required by the DIP Loan Agreement.

(b)                                 FMIB has committed sources of funds to provide, and as of the Closing Date, FMIB will have in hand (or in escrow) the Equity Contribution, including the Purchase Price.

(c)                                  FMIB has entered into Subscription Agreements (the “Subscription Agreements”), pursuant to which each investor who is a party thereto has committed, subject to the terms thereof, to invest in FMIB the cash amounts set forth therein, which represent in the aggregate at least Eighty-Five Million Dollars ($85,000,000).  FMIB has provided to FMAR a complete and accurate form of the execution version of the Subscription Agreements.  The Subscription Agreements are in full force and effect and constitute legal, valid and binding obligations of FMIB and, to the knowledge of FMIB, the other parties thereto..

Section 4.07.                         Brokers and Finders. Neither FMIB nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

ARTICLE V.

COVENANTS OF THE PARTIES

Section 5.01.                         Commercially Reasonable Efforts. The Companies and FMIB will use commercially reasonable efforts to perform and fulfill all conditions and obligations to be performed or fulfilled by them related to the preparation for and submission of the bankruptcy filing under this Agreement. The Companies and FMIB will use commercially reasonable efforts to furnish to the Bankruptcy Court evidence of adequate assurance by FMIB of its future performance under this Agreement and evidence that FMIB has the financial wherewithal to timely close the Contemplated Transactions. The Companies and FMIB will use commercially reasonable efforts to obtain the approval of the Auction Procedures Order and the Sale Order. Subject to the approval of the Bankruptcy Court, the Companies and FMIB will use commercially reasonable efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to cause the completion of the Contemplated Transactions in accordance with this Agreement.

Section 5.02.                         Consents and Approvals.

(a)                                 FMIB and the Companies shall use commercially reasonable efforts to obtain all FMIB Required Approvals and Company Required Approvals, and to take or cause to be taken all actions to do, or cause to be done, all things proper and advisable under any applicable Legal Requirement to consummate the Contemplated Transactions.

(b)                                 The Parties shall cooperate and coordinate the filing of the Bankruptcy Case and filings to obtain the FMIB Required Approvals and Company Required Approvals. As soon as practicable following the filing of the Bankruptcy Case, but in no event later than five (5) Business Days thereafter, the Parties will cooperate to cause to be published all required notices and prepare and file all necessary filings in order to obtain the FMIB Required Approvals and the Company Required Approvals; provided, that nothing shall require FMIB to provide to the Companies copies of materials in advance for which confidential treatment will be requested from the Governmental Authority to which the application will be submitted. FMIB will promptly furnish the Companies with advance copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

(c)                             To the extent permitted by applicable Legal Requirements, FMIB and the Companies will promptly, but not later than five (5) Business Days after receipt of a written request by the other Parties, furnish to the other Party all information, data and documents responding to such request, including financial statements, required to be included in any application, notice, petition or statement to be made by or filed by FMAR, FMBank and/or FMIB with any Governmental Authority in connection with the Contemplated Transactions while this Agreement is pending, and the Companies and FMIB represent and warrant that all information so furnished for such applications, petitions and statements will not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. FMIB and the Companies will otherwise fully cooperate in the filing of any applications or other documents necessary to complete the Contemplated Transactions.

Section 5.03.                         Required Acts. Except as otherwise provided in this Agreement or as may be otherwise required by any Governmental Authority having jurisdiction over the Companies or by the Bankruptcy Code or Bankruptcy Court having jurisdiction over FMAR, between the date of this Agreement and the Closing, unless otherwise permitted in writing by FMIB, which consent will not be unreasonably withheld, conditioned or delayed, FMBank shall, and FMAR shall cause FMBank to:

(a)                                 Operate in all material respects only in the ordinary course of business and consistent with prudent banking practices;

(b)                                 Use commercially reasonable efforts to maintain and preserve its business organization and business relationships with its customers, depositors and employees, and to maintain all properties and assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c)                                  Perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as FMBank may in good faith reasonably dispute; and

(d)                                 Maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion.

Section 5.04.                         Prohibited Acts. Except as otherwise provided in this Agreement or as may be otherwise required by any Governmental Authority having jurisdiction over the Companies, or by the Bankruptcy Code or Bankruptcy Court having jurisdiction over FMAR, between the date of this Agreement and the Closing, unless otherwise permitted in writing by FMIB, which consent will not be unreasonably withheld, conditioned or delayed, FMBank shall not, and FMAR shall cause FMBank not to:

(a)                                 Intentionally take or fail to take any action that would be reasonably expected to cause the representations and warranties made in ARTICLE III to be inaccurate at the time of the Closing or preclude the Companies from making such representations and warranties at the time of the Closing;

(b)                            Except as otherwise provided herein or in the ordinary course of business, consistent with past practices, merge into, consolidate with or sell its assets and properties to any other Person, or amend FMBank’s Constituent Documents;

(c)                             Except as explicitly permitted hereunder, Knowingly engage in any transaction with any Affiliate of FMAR or FMBank, or any Former Related Person or Affiliate thereof, or allow such Persons to acquire any assets from FMBank, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans, (ii) any deposit (in any amount) made by an officer, director or employee or (iii) Loans made in accordance with Regulation O promulgated by the Federal Reserve;

(d)                            Discharge or satisfy any Encumbrance or pay any Liability, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the Contemplated Transactions;

(e)                             Incur or guarantee any additional debt obligation or other obligation for borrowed money (other than indebtedness, including deposit liabilities, Federal Home Loan Bank advances and advances from the Federal Reserve discount window, of FMBank incurred in the ordinary course of business consistent with past practices);

(f)                              Issue, reserve for issuance, grant, sell or authorize the issuance of any shares or other equity interest of FMBank or any capital stock or other equity interest of any Bank Subsidiaries, or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g)                             Repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of FMBank or any Bank Subsidiaries, or make, declare, pay or set aside for payment any dividend, or set any record date for, or declare or make, any other distribution in respect of the capital stock or other equity interests of FMBank or any Bank Subsidiaries;

(h)                            Accelerate the vesting of pension or other benefits in favor of employees of FMBank and/or any Bank Subsidiary, except according to the Employee Plans or as otherwise contemplated by this Agreement;

(i)                                Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose FMBank to any Liability from the business, operations or liabilities of such Person);

(j)                               Subject to any Encumbrance any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

(k)                            Except as set forth on Schedule 5.04(k), sell, transfer, lease to others or otherwise dispose of any of its assets (except any sales of securities with a value of less than Five Hundred Thousand Dollars ($500,000) or sales of loans or sales of “other real estate owned” with a value of less than Two Hundred Fifty Thousand Dollars ($250,000) in the ordinary course of business consistent with past practices) or cancel or compromise any debt or claim, or waive or release any right or claim of a value in excess of Fifty Thousand Dollars ($50,000);

(l)                               Make any material change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or Former Related Persons, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal FMBank practices to FMBank and/or Bank Subsidiary employees and officers;

(m)                        Enter into any Employee Plan or collective bargaining agreement;

(n)                            Except (i) as otherwise provided herein and (ii) for payments or distributions for which FMBank is contractually obligated as of the date of this Agreement, make payments or distributions related to management incentive plans, including, but not limited to, stock option plans and employment contracts, applicable to FMBank and/or Bank Subsidiary employees;

(o)                            Except as set forth on Schedule 5.04(o), make any capital expenditures or capital additions or betterments in excess of an aggregate of Fifty Thousand Dollars ($50,000), except that FMBank may make such expenditures reasonably necessary to maintain existing assets in good repair and expenditures with a total aggregate cost of not more than Two Hundred Fifty Thousand Dollars ($250,000) for improvements or betterments relating to Properties;

(p)                            Hire or employ any Person as a replacement for an existing executive position with an annual salary greater than the salary paid to the former executive employee at the time of termination or hire or employ any Person for any newly created officer or executive position;

(q)                            Make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, or (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred with by the Companies’ independent auditors, or as required by any applicable regulatory authority;

(r)                               Sell (but payment at maturity is not a sale) or purchase any investment securities, other than sales or purchases of less than Twenty-Five Million Dollars ($25,000,000) during any one-month period of obligations in which FMBank is permitted to invest under its investment policy in effect as of the date of this Agreement and with a duration of four (4) years or less;

(s)                              Except as set forth on Schedule 5.04(s), make or acquire any extension of credit or participation therein or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any extension of credit or participation therein, or amend or modify in any material respect any extension of credit or participation therein (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by FMBank), except (i) new extensions of credits or participations therein not in excess of $1,000,000, (ii) extensions of credits or participations therein or commitments therefor that have previously been approved by FMBank prior to the date of this Agreement not in excess of $1,000,000, (iii) with respect to amendments or modifications that have previously been approved by FMBank prior to the date hereof, amendments or modifications of any existing extension of credit or participation therein rated “special mention” or worse by FMBank, with total credit exposure not in excess of $1,500,000, or (iv) with respect to any such actions that have previously been approved by FMBank prior to the date hereof, amendments or modifications (in any material respect) of any extension of credit or participation therein in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by FMBank, in each case not in excess of $1,000,000;

(t)                               Make any change in any Tax or accounting principles, practices or methods or systems or internal accounting controls, except as may be required to conform to changes in Tax laws or regulatory accounting requirements or GAAP;

(u)                            Commence any action, legal or regulatory proceeding, lawsuit, litigation or other claim, other than in the ordinary course of business, or settle, waive or release or agree or consent to the issuance of any judgment or order in connection with any legal proceeding (i) involving any Liability of FMBank or any Bank Subsidiary for money damages in excess of Fifty Thousand Dollars ($50,000), except as set forth on Schedule 5.04(u), or (ii) arising out of or relating to the transactions contemplated hereby;

(v)                            Except as set forth on Schedule 5.04(v), (i) Enter into, renew, extend, modify, amend or terminate any (A) Contract that calls for aggregate annual payments of Fifty Thousand Dollars ($50,000) or more, except in the ordinary course of business consistent with past practices, (B) Contract referenced in Section 3.36 (or any other Contract with any broker or finder in connection with the Merger or any of the Contemplated Transactions), or (C) Contract, plan, arrangement or other understanding with any Affiliate of FMAR or FMBank, or any Former Related Person or Affiliate thereof (other than, in the case of sub-clause (A), Contracts that can be terminated on less than 30 days’ notice with no prepayment Liability or other obligation); (ii) make any material amendment or modification to any Contract described in clause (i), other than in the ordinary course of business consistent with past practices; or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(w)                          Enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies except as required by applicable Legal Requirements;

(x)                            Alter materially its interest rate or fee pricing policies with respect to depository accounts of FMBank or waive any material fees with respect thereto;

(y)                            Enter into any securitizations of any loans or extensions of credit or create any special purpose funding or variable interest entity other than on behalf of clients;

(z)                             Foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding twelve months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material at, on or below the property;

(aa)                    Enter into any acquisitions or leases of real property, including new leases and lease extensions; and

(bb)                     Add, amend or modify in any respect the duties or obligations of indemnification by FMBank or any Bank Subsidiary with respect to their respective directors, officers, employees, Former Related Persons, agents or other Persons.

Section 5.05.                         Certain Company Contracts. The Companies shall, at the Closing, pursuant to Section 365 of the Bankruptcy Code, assume (and take all actions reasonably requested by FMIB, including the payment of, or escrowing an amount to cover, cure costs, to effect assumption) assign and sell to FMBank those Bank Related Contracts as identified by FMIB by written notice given to the Companies no later than three (3) Business Days after entry of the Auction Procedures Order (such Bank Related Contracts, the “Assumed Bank Related Contracts”). In addition, FMAR shall cause the FMAR Subsidiaries (other than FMBank and the Bank Subsidiaries), at or prior to the Closing, to assign to FMBank those Bank Related Contracts of such FMAR Subsidiaries as identified by FMIB by written notice given to the Companies contemporaneously with the notice given by FMIB in accordance with the preceding sentence (such Bank Related Contracts, the “Other Bank Related Contracts”). In connection with the Bankruptcy Case, FMAR shall include in the Sale Motion, in form and substance acceptable to FMIB in its sole discretion, a request for authorization to assume and assign to FMBank the Assumed Bank Related Contracts. To the extent that, under any applicable non-bankruptcy Legal Requirement, any Assumed Bank Related Contract or Other Bank Related Contract may not be assigned to FMBank by FMAR (or any FMAR Subsidiary, as the case may be) absent the waiver or consent of, or notice to, one or more Persons, the Companies and FMIB shall use their commercially reasonable best efforts to obtain all such waivers or consents and to make all such notices prior to the Closing and shall cooperate in all respects with respect thereto. Notwithstanding anything in this Agreement to the contrary, the only liabilities or obligations that will be assigned to or assumed by FMBank with respect to the Assumed Bank Related Contracts and Other Bank Related Contracts will be those liabilities and obligations that first arise after Closing and not any liabilities or obligations for breaches or defaults occurring on or before Closing.

Section 5.06.                         Confidential Information.

(a)                            The Parties acknowledge the confidential and proprietary nature of the “Information” (as herein defined) which has heretofore been exchanged or otherwise received, and which will be exchanged or otherwise received, from each other hereunder (including, without limitation, Information of FMBank received by FMAR and/or FMIB or its respective employees or agents), and agree to hold and keep the same confidential. Such Information will include, without limitation, any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a Party that may be provided to any other Party, irrespective of the form of the communications, by such Party’s employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a Party or its employees or agents in violation of this Agreement. The Parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any Person other than employees and agents of a Party who are directly involved in implementing the Contemplated Transactions, who shall be informed of the confidential nature of the Information and directed individually to abide by the restrictions set forth in this Section 5.06. The Information shall not be used in any way detrimental to a Party, including use directly or indirectly in the conduct of any Party’s business or any business or enterprise in which such Party may have an interest, now or in the future, and whether or not now in competition with any Party.

(b)                            If (x) this Agreement is terminated prior to consummation of the Merger, or (y) Closing occurs, each Party shall, upon the written request of any Party, at its election return to such Party or destroy (such destruction to be confirmed in writing to such Party upon further written request) all materials, documentation, data, records and other papers and copies thereof (whether on paper or in electronic, magnetic, photographic, mechanical or optical storage) relating to FMIB or its Affiliates or to FMAR, FMBank, the Bank Subsidiaries, the FMBank Shares, or the businesses of FMBank and the Bank Subsidiaries, which are confidential and which are in the possession of such Party, and maintain the confidentiality of all such Information, and not use any such Information for any purpose whatsoever; provided that a Party may maintain such Information to the extent that such information would be commercially impracticable to return or destroy or as required by applicable Legal Requirements or such Party’s bona fide document retention policies (including any practice or requirement to retain e-mail on an automated e-mail archival system) or relating to the safeguarding or backup storage of electronic data or in connection with a dispute with any Party.

(c)                             From and after Closing, any and all Information of FMBank shall be, and be deemed to be, confidential and proprietary Information of FMBank and its Affiliates (but not FMAR and its Affiliates).

(d)                            The obligations of each Party set forth in this Section 5.06 shall survive Closing or termination of this Agreement (as the case may be).

Section 5.07.                         Access; Pre-Closing Investigation. Subject to the provisions of Section 5.06 and upon reasonable notice to the Companies, FMAR will, and will cause FMBank to, afford the respective officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of FMIB and the Investors reasonable access, to the extent legally permissible, to the properties, books, contracts and records of the Companies, permit FMIB to make such inspections as it may require and furnish to FMIB, to the extent legally permissible, during such period all such Information concerning the Companies and their Affiliates and their affairs as FMIB or any of the Investors may reasonably request, in order that FMIB and the Investors may have full opportunity to make such reasonable investigation as any of them desires to make of the affairs of the Companies and their Affiliates, including, without limitation, access sufficient to verify the value of the assets and the liabilities of the Companies and their Affiliates and the satisfaction of the conditions precedent to FMIB’s obligations described in ARTICLE VI of this Agreement. FMIB will use its commercially reasonable efforts not to disrupt the normal business operations of FMAR and FMBank. The Companies agree at any time, and from time to time, to furnish to FMIB and the Investors as soon as reasonably practicable, any additional Information that FMIB or any Investor may reasonably request. All inspections by FMIB or any Investor under this Section 5.07 will be at the expense of FMIB or the Investor, as applicable, and shall be reasonably related to the Contemplated Transactions.  Notwithstanding the foregoing, no Party shall be required to provide access to or to disclose Information where such access or disclosure relates to matters involving the Agreement, would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.  The Parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

Section 5.08.                         [Reserved]

Section 5.09.                         Additional Financial Statements. The Companies will cause FMBank to promptly furnish FMIB with true and complete copies of each Call Report of FMBank prepared after the date of this Agreement promptly after such reports are made available to the FDIC.

Section 5.10.                         Notice of Certain Events.

(a)                                 The Companies will promptly notify FMIB in writing:

(i)                                of the institution of any litigation against the Companies or the threat of any claim, controversy or contingent Liability that might reasonably be expected to become the subject of litigation involving the Companies or affecting any of their properties or assets that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.08 or that might reasonably be expected to result in a Material Adverse Change to FMBank,

(ii)                             of any legal action, suit or proceeding or judicial, administrative or governmental investigation commenced or, to the Knowledge of the Companies, threatened against the Companies that would reasonably be expected to have a material adverse effect on the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the Companies pursuant hereto or thereto, or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby, and

(iii)                          if any change or development has occurred or, to the Knowledge of the Companies, been threatened (or any development has occurred or been threatened involving a prospective change) that (A) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on FMBank, (B) would be reasonably likely to adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the Contemplated Transactions, or (C) would be reasonably likely to cause the conditions in Section 6.01 or Section 6.02 not to be met.

(b)                                 FMIB will promptly notify the Companies in writing if:

(i)                                any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of FMIB, threatened that would reasonably be expected to have a material adverse effect on the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by FMIB pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby, and

(ii)                             if any change or development has occurred or, to the Knowledge of FMIB, been threatened (or any development has occurred or been threatened involving a prospective change) that (A) would be reasonably likely to adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the Contemplated Transactions, or (B) would be reasonably likely to cause the conditions in Section 6.01 or Section 6.03 not to be met.

(c)                                  Any notice provided by the Parties pursuant to this Section 5.10 shall not alter or diminish the right of the other Parties to terminate this Agreement pursuant to ARTICLE VIII hereof.

Section 5.11.                         Indemnification and D&O Insurance; Releases.

(a)                            From and for a period of six (6) years after the Closing, FMBank shall not, and shall not permit or cause its Affiliates or any other Person to, amend, repeal or otherwise modify any exculpation, indemnification and limitation of liability provisions of the Constituent Documents of FMBank in effect as of the date hereof in any manner that would adversely affect the rights of any Person entitled to indemnification thereunder (the “Indemnified Parties”).  All provisions for exculpation, indemnification and limitation of liability now existing in favor of the Indemnified Parties as provided by any applicable Legal Requirement or in the Constituent Documents of FMBank in effect as of the date hereof shall survive the Closing for a period of six (6) years and shall continue in full force and effect (with respect to acts or omissions occurring prior to the Closing that were committed by such Indemnified Parties in their capacity as officers, directors or employees of FMBank) for such six (6) year period, or, in the case of matters occurring prior to the Closing that have been raised but have not been finally resolved prior to the sixth (6th) anniversary of the Closing, until such matters are finally resolved.

(b)                                 FMBank shall purchase and obtain, as soon as is reasonably possible and in any event, no later than effective at the time of the Merger, a six-year “tail” policy (the “Bank D&O Tail Policy”) under the directors’ and officers’ liability insurance policies currently maintained by FMAR on behalf of itself, FMBank and their respective Affiliates, and any directors’ and officers’ liability insurance policies maintained directly by FMBank (collectively, the “Bank D&O Policies”) that provides equivalent primary and excess coverage to the existing coverage under the Bank D&O Policies. FMBank shall fully pay the premiums for the D&O Tail Policy, and upon such purchase and payment in full prior to the filing of the Bankruptcy Case, evidence of the same shall be provided by FMBank or FMAR to FMIB.

(c)                                  Effective as of the Closing, FMAR, for itself and on behalf of its past, present and future officers, directors and/or other Affiliates (other than FMBank and the Bank Subsidiaries), and each of its and their past, present and future officers, directors, partners, managers, trustees, stockholders, members, employees, successors, assigns, heirs, executors, attorneys, agents and representatives (each, an “FMAR Releasor”), hereby irrevocably and unconditionally, knowingly and voluntarily, releases, acquits, remises, exonerates and forever discharges each of FMBank, each of the Bank Subsidiaries, each of the Investors, and each of its and their past, present and future officers, directors and/or other Affiliates, and each of its and their past, present and future officers, directors, partners, managers, trustees, stockholders, members, employees, successors, assigns, heirs, executors, attorneys, agents and representatives (each, an “FMBank Releasee”), of and from, and forever waives and relinquishes, any and all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, causes of action, suits, debts, sums of money, accounts, demands, grievances, allegations, covenants, contracts, controversies, promises, agreements, damages, costs, expenses, attorneys fees, judgments and obligations, of whatever kind or nature, whether known or unknown, fixed or contingent, now existing or which may develop in the future, in law or in equity or otherwise (each, a “Claim,” and collectively, “Claims”), which any FMAR Releasor (directly, or through FMAR or any Affiliate of FMAR) ever had, now has, or can, shall or may have in the future, against the FMBank Releasees (or any of them), from the beginning of time through the Closing, except for (i) Claims arising under, or in connection with, this Agreement or any of the Contemplated Transactions, (ii) Claims arising under, or in connection with, deposits or other accounts of the FMAR Releasors (or any of them) at FMBank and/or any of the Bank Subsidiaries, and (iii) Claims arising under, or in connection with, willful misconduct, willful malfeasance, and/or any criminal activity.  From and after Closing, FMAR shall, and shall cause each FMAR Releasor to, refrain from, directly or indirectly, asserting any Claim or commencing, instituting or maintaining, or causing to be commenced, instituted or maintained, any legal or arbitral proceeding of any kind against any FMBank Releasee with respect to any matter released pursuant to this Section 5.11(c); provided that if any FMAR Releasor asserts any such Claim or takes any such action with respect to any such Claim, such FMAR Releasor, automatically, and without any further action by any FMBank Releasee, shall not be, or be deemed to be, an “FMAR Releasee,” as defined in Section 5.11(d) hereof. This is a general release. The execution of this Agreement shall not constitute an acknowledgment of, or an admission by, any FMAR Releasor or FMBank Releasee of the existence of any Claims for any matter or precedent upon which any Claims may be asserted.

(d)                            Effective as of the Closing, FMBank, as the surviving entity in the Merger, for itself and on behalf of its past, present and future officers, directors and/or other Affiliates (other than FMAR and the FMAR Subsidiaries), and each of its and their past, present and future officers, directors, partners, managers, trustees, stockholders, members, employees, successors, assigns, heirs, executors, attorneys, agents and representatives (each, an “FMBank Releasor”), hereby irrevocably and unconditionally, knowingly and voluntarily, releases, acquits, remises, exonerates and forever discharges each of FMAR, each of the FMAR Subsidiaries (other than FMBank and the Bank Subsidiaries), and each of its and their past, present and future officers, directors and/or other Affiliates (other than FMBank and the Bank Subsidiaries), and each of its and their past, present and future officers, directors, partners, managers, trustees, stockholders, members, employees, successors, assigns, heirs, executors, attorneys, agents and representatives (each, an “FMAR Releasee”), of and from, and forever waives and relinquishes, any and all Claims which any FMBank Releasor (directly, or through FMBank or any Affiliate of FMBank) ever had, now has, or can, shall or may have in the future, against the FMAR Releasees (or any of them), from the beginning of time through the Closing, except (i) Claims arising under, or in connection with, this Agreement or any of the Contemplated Transactions,  (ii) Claims arising under, or in connection with, deposits or other accounts of the FMAR Releasees (or any of them) at FMBank and/or any of the Bank Subsidiaries, and (iii) Claims arising under, or in connection with, willful misconduct, willful malfeasance, and/or any criminal activity.  From and after the Closing, FMBank, as the surviving entity in the Merger, shall, and shall cause each FMBank Releasor to, refrain from, directly or indirectly, asserting any Claim or commencing, instituting or maintaining, or causing to be commenced, instituted or maintained, any legal or arbitral proceeding of any kind against any FMAR Releasee with respect to any matter released pursuant to this Section 5.11(d); provided that if any FMAR Releasee asserts any Claim, or commences, institutes or maintains, or causes to be commenced, instituted or maintained, any legal or arbitral proceeding of any kind against any FMBank Releasee with respect to any matter released pursuant to Section 5.11(c) hereof, such FMAR Releasee, automatically, and without any further action by any FMBank Releasor, shall not be, or be deemed to be, an FMAR Releasee. This is a general release. The execution of this Agreement shall not constitute an acknowledgment of, or an admission by, any FMBank Releasor or FMAR Releasee of the existence of any Claims for any matter or precedent upon which any Claims may be asserted.

Section 5.12.        Notice of Sale. Notice of this Agreement and notice of the Sale Motion and Sale Order and the hearings therefor shall be duly and properly given by FMAR by notice to all appropriate creditors and the appropriate parties in interest in the Bankruptcy Case.

Section 5.13.        Resignations; Agreement Terminations. The Companies shall deliver to FMIB, with respect to each member of the Board of Directors of FMBank, a written resignation effective as of the Closing Date. In addition, (i) with respect to each individual identified on Disclosure Schedule 3.33(a) as being a party to an Employment Agreement listed under the heading “Employment Agreements” on such Disclosure Schedule 3.33(a), the Companies shall deliver to FMIB (contemporaneously with the execution and delivery of this Agreement, which delivery is acknowledged to by FMIB) a fully-executed Employment Agreement (in form and substance approved by FMIB as of the date of this Agreement), dated as of the date of this Agreement but effective as of the Closing Date, which replaces the respective current Employment Agreement to which such individual is a party, and (ii) with respect to each individual identified on Disclosure Schedule 3.33(a) as being a party to a Retention and Success Bonus Agreement listed under the heading “Retention Agreements” on such Disclosure Schedule 3.33(a), the Companies shall deliver to FMIB (contemporaneously with the execution and delivery of this Agreement, which delivery is acknowledged to by FMIB) a fully-executed First Amendment to Retention and Success Bonus Agreement (in form and substance approved by FMIB as of the date of this Agreement), dated as of the date of this Agreement but effective as of the Closing Date, which amends the respective current Retention and Success Bonus Agreement to which such individual is a party.

Section 5.14.        Operating Functions. FMAR, FMBank and the Bank Subsidiaries shall cooperate with FMIB in connection with planning for the efficient and orderly combination of FMBank and FMIB and the operation of FMBank after the Merger. Without limiting the foregoing, FMBank shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of FMAR, FMBank and FMIB shall meet from time to time as FMIB may reasonably request to review the financial and operational affairs of FMBank, and FMBank shall give due consideration to FMIB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) FMIB shall not under any circumstance have any right, or be permitted, to exercise control of FMBank or any Bank Subsidiaries prior to the consummation of the Merger, (b) neither FMAR nor FMBank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Legal Requirements, and (c) neither FMAR nor FMBank shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 5.15.        DIP Financing.

(a)         Simultaneously with commencement of the Bankruptcy Case and pursuant to that certain Super-Priority Debtor-in-Possession Credit Agreement between FMIB as lender and FMAR as borrower, attached hereto as Exhibit A (the “DIP Loan Agreement”), FMIB will, subject to Section 5.15(b) below, provide to FMAR up to Two Million Five Hundred Thousand Dollars ($2,500,000) as Debtor in Possession financing (the “DIP Loan”) in order to permit FMAR to pay the reasonable and documented out-of-pocket third party fees and expenses actually incurred in connection with the Contemplated Transactions and the Bankruptcy Case.

(b)         The DIP Loan Agreement will become effective upon (i) approval by the Bankruptcy Court and (ii) satisfaction of the conditions as set forth herein and in the DIP Loan Agreement. All amounts outstanding under the DIP Loan Agreement will become due and payable on the Maturity Date.

(c)          The obligations of FMAR under the DIP Loan Agreement will be secured by a lien on substantially all of the assets of FMAR, including, without limitation, a pledge of the FMBank Shares and Other Purchased Assets.  In addition, the obligations of FMAR under the DIP Loan Agreement will be entitled to super-priority administrative claim status pursuant to Section 364(c)(1) of the Bankruptcy Code.

(d)         The Auction Procedures Order shall provide that if the Bankruptcy Court enters an order approving an Alternative Transaction, then on the first Business Day following entry of the Alternative Transaction Order, FMAR shall pay to FMIB, in accordance with wire transfer instructions provided by FMIB, from the Overbidder’s Deposit of the Successful Bidder, an amount equal to all obligations of FMAR then outstanding under the DIP Loan, which payment shall be irrevocable and free and clear of all Encumbrances.  No Qualified Bid may contain any provision that purports to alter or restrict the foregoing. The Companies shall not reduce or otherwise alter the Overbidder’s Deposit required of any Qualified Bidder under the Auction Procedures or the Auction Procedures Order without the prior written consent of FMIB.

For the avoidance of doubt, in the event the Overbidder’s Deposit of the Successful Bidder is insufficient to satisfy in full all obligations owing under the DIP Loan Agreement, FMAR will pay the remainder in full as promptly as possible from the proceeds of the substitute DIP Loan facility provided by the Successful Bidder or from any other source, including the proceeds of the sale to the Successful Bidder.  Unless otherwise defined in this Agreement, capitalized terms as used in this subparagraph have the meaning set forth in Exhibit C hereto.

Section 5.16.        Payment of the Broker Fees. At the Closing (immediately after the effective time of the Merger), subject to the receipt of customary release letters from the Broker in favor of the Parties in form and substance reasonably satisfactory to the Parties, FMBank shall pay to the Broker the Broker Fees in the amount of Two Million Dollars ($2,000,000) in full satisfaction of all obligations of FM Bank or any Bank Subsidiary in connection with any engagement letters or other agreements of FMBank or any Bank Subsidiary with the Broker, including any agreement to which FMAR and FM Bank are both parties, and FMAR will cause the Broker to deliver to FMBank, the Bank Subsidiaries and FMIB a “pay off letter” in respect thereof in form and substance reasonably satisfactory to FMIB.

Section 5.17.        Stalking Horse Bidder Fee. In consideration for FMIB serving as the stalking horse bidder, making a valuable offer for the FMBank Shares and the Other Purchased Assets, creating a bidding framework for higher and better offers, and agreeing to effect the Equity Contribution, and this Agreement being subject to termination in the event that the Companies receive a higher and better bid consistent with the Auction Procedures, and regardless of whether or not FMIB makes any matching or competing bids, the Companies shall pay to FMIB a stalking horse bidder fee (the “Stalking Horse Bidder Fee”) in an aggregate amount equal to the sum of (i) One Million Dollars ($1,000,000), of which:  Seven Hundred Fifty Thousand Dollars ($750,000) shall be payable by FMBank, and Two Hundred fifty Thousand Dollars ($250,000) shall be payable by FMAR; and (ii) an expense reimbursement of all reasonable and documented fees and expenses incurred by FMIB and the Investors in connection with the Contemplated Transactions, including but not limited to, legal, accounting, due diligence and other fees and expenses associated with the preparation of its bid, not to exceed One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “Expense Reimbursement”). The Stalking Horse Bidder Fee shall be payable to FMIB in full in cash (in accordance with wire transfer instructions to be provided by FMIB) on the first Business Day following entry of an order by the Bankruptcy Court approving an Alternative Transaction. The Parties intend that the Stalking Horse Bidder Fee shall be treated as a superpriority administrative expense in the Bankruptcy Case.

The Companies acknowledge and agree that: (i) the approval of the Stalking Horse Bidder Fee is an integral part of the transactions contemplated by this Agreement; (ii) in the absence of the Companies’ obligation to pay the Stalking Horse Bidder Fee, FMIB would not have entered into this Agreement; (iii) the entry of FMIB into this Agreement is necessary for preservation of the estate of the Companies and is beneficial to the Companies because, in the Companies’ business judgment, it will enhance the Companies’ ability to maximize the value of FMAR’s assets for the benefit of its creditors and other stakeholders; (iv) the Stalking Horse Bidder Fee is reasonable in relation to FMIB’s expenses incurred in, and FMIB’s lost opportunities resulting from the time spent, pursuing the Contemplated Transactions; and (v)

time is of the essence with respect to the entry of the Auction Procedures Order by the Bankruptcy Court, approving, among other things, the process by which bids may be solicited in connection with the sale pursuant to Section 363 of the Bankruptcy Code as contemplated in this Agreement. The Companies’ agreement to pay the Stalking Horse Bidder Fee in accordance with the terms of this Agreement is subject to Bankruptcy Court approval, which approval shall be set forth in the Auction Procedures Order. The Auction Procedures Order shall provide, without limitation, that the Companies are authorized and directed to pay the Stalking Horse Bidder Fee to FMIB in full in cash, in accordance with the terms of this Agreement without further order of the Bankruptcy Court, which payment shall be indefeasible and free and clear of all Encumbrances.

Section 5.18.        Debtor-in-Possession.  During the pendency of the Bankruptcy Case, FMAR shall continue to operate its business as debtor-in-possession pursuant to the Bankruptcy Code.

Section 5.19.        The Sale Motion. On or within one (1) Business Day following the Petition Date, FMAR shall file a sale motion with the Bankruptcy Court (the “Sale Motion”) seeking relief from the Bankruptcy Court in a form and substance reasonably acceptable to FMIB, including, without limitation, the following:

(a)         Hearing to approve the Auction Procedures and entry of the Auction Procedures Order no later than twenty-five (25) days following the Petition Date;

(b)         Bid Deadline no later than thirty (30) days following the entry of the Auction Procedures Order;

(c)          Auction held no later than five (5) days following the Bid Deadline;

(d)         Sale Hearing to take place no later than two (2) days following the Auction, or, if there are no Qualified Overbidders, no later than five (5) days following the Bid Deadline;

(e)          Requesting entry of the Sale Order, including provisions authorizing and approving the sale, assignment and transfer of the Other Purchased Assets to FMBank (including the sale, assignment and assumption of the Assumed Bank Related Contracts, if any), free and clear of all Encumbrances, and the Acquisition and Merger contemplated herein, including the merger of FMIB with and into FMBank with FMBank being the surviving Person, the transfer of the FMBank Shares outstanding prior to the Merger, free and clear of all Encumbrances, and the Acquisition of all FMBank Shares by the Investors in the Merger, free and clear of all Encumbrances;

(f)          Subject to the Bankruptcy’s Court waiver of Bankruptcy Rule 6004, confirmation that FMIB and the Companies may cause the Closing to occur as soon as reasonably practicable after the entry of the Sale Order; and

(g)          Approval of findings of fact and conclusions of law in the Sale Order reasonably similar to,  but not limited to, the following:

(i)           the Notice of Sale, and the parties who were served with copies of such Notice, were in compliance with Sections 102(1) and 363 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, and 9014 and any other applicable provision of the Bankruptcy Code, the Bankruptcy Rules, or any local bankruptcy rule governing the sale of assets free and clear of Encumbrances, or as directed by the Bankruptcy Court as long as the Bankruptcy Court finds that such notice is sufficient under the circumstances;

(ii)          the requirements imposed by Section 363(f) of the Bankruptcy Code for the sale of the FMBank Shares and the assignment and transfer of the Other Purchased Assets, free and clear of Encumbrances, have been satisfied;

(iii)         the Successful Bidder is a purchaser of FMBank and the Other Purchased Assets in “good faith” pursuant to Section 363(m) of the Bankruptcy Code, and the sale pursuant to the Sale Order (the “Sale”) is entitled to the protections of Section 363(m);

(iv)        the Successful Bidder and the Companies did not engage in any conduct which would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code;

(v)         the Assumed Bank Related Contracts have been assumed and assigned to the Successful Bidder pursuant to Section 365 of the Bankruptcy Code;

(vi)        the Companies and FMIB are authorized and directed to proceed with the Merger in accordance with the provisions of this Agreement;

(vii)       pursuant to Sections 105 and 363 of the Bankruptcy Code, any creditors of the Companies or their Subsidiaries are prohibited from taking any actions against the Successful Bidder or the Companies in respect of FMBank Shares or the Other Purchased Assets; and

(viii)        the terms and provisions of the Sale are fair and reasonable.

Section 5.20.        The Auction Procedures.

(a)         The Auction Procedures and the Auction Procedures Order shall be in form and substance reasonably acceptable to FMIB.

(b)         Subject to the Auction Procedures, to be qualified to receive any confidential Information from the Companies, a potential bidder must submit to the Companies, prior to the receipt of any such Information, an executed confidentiality agreement which shall inure to the benefit of the Successful Bidder, in a form and substance acceptable to the Companies and on terms no more favorable than those provided by FMAR in the confidentiality agreement dated November 25, 2013 between FMAR and RKJS, Inc. To be qualified (i) to be an

Overbidder (defined below), and (ii) to participate in the Auction, a potential bidder must submit to the Companies before the Bid Deadline (defined below) current audited financial statements and the latest unaudited financial statements of the potential bidder or, if such potential bidder is an entity formed for the purpose of acquiring the FMBank Shares and the Other Purchased Assets, current audited financial statements and the latest unaudited financial statements of the equity holders or sponsors of such potential bidder who will guarantee the obligations of such potential bidder, or such other form of financial disclosure and/or credit quality support or enhancement, if any, that will allow FMAR to make a reasonable determination as to such potential bidder’s financial and other capabilities to consummate the Sale (including, but not limited to, the ability to obtain all necessary regulatory approvals and to fund the Equity Contribution (or the financial equivalent thereof) for the ownership of the FMBank Shares and the Other Purchased Assets on a timely basis).

(c)          Subject to the Auction Procedures, based on the materials received by it, FMAR shall determine whether any potential bidder that has timely submitted the materials referred to in Section 5.20(b) above qualifies to submit a bid (such qualifying potential bidder, an “Overbidder”).

(d)         Subject to the Auction Procedures, in order to participate at the Auction, an Overbidder must submit the following to the Companies:

(i)          a proposed acquisition agreement (the “Competing Acquisition Agreement”) executed by the Overbidder, along with a redlined, marked copy showing all changes between the Competing Acquisition Agreement and this Agreement, that: (A) is on substantially the same terms and conditions as those in this Agreement (provided that a Competing Acquisition Agreement may provide for a structure for the Acquisition other than a merger); (B) provides for a purchase price to be paid to FMAR that exceeds the Purchase Price by at least the amount of the Stalking Horse Bidder Fee (for purposes hereof, the amount of the Expense Reimbursement shall be deemed to be the maximum amount set forth in Section 5.17 hereof) plus Two Hundred Fifty Thousand Dollars ($250,000) (such aggregate amount of the Purchase Price, the Stalking Horse Bidder Fee, and Two Hundred Fifty Thousand Dollars ($250,000), the “Minimum Overbid”); (C) will result in a recapitalization of FMBank of at least the Recapitalization Amount (or the financial equivalent thereof); (D) remains irrevocable until the earlier of the closing of a purchase of the FMBank Shares and the Other Purchased Assets by the Successful Bidder and April 30, 2014, or such later date as may be agreed by the Companies and the Overbidder (the “Overbidder Outside Date”); (E) disclaims any right of the Overbidder to receive any fee analogous to the Stalking Horse Bidder Fee, any transaction or breakup fee, expense reimbursement or similar fee or payment; (F) contains a proposed closing date that is not later than the Overbidder Outside Date; and (G) provides for a portion of the Successful Bidder’s Overbidder’s Deposit to be applied, no later than one Business Day after the Bankruptcy Court’s approval of the Successful Bid, to pay in full all obligations outstanding under the DIP Loan Agreement, including all accrued interest, costs, expenses and fees contemplated thereunder;

(ii)         a proposed replacement postpetition financing facility (the “Replacement DIP Facility”) to replace the DIP Loan on terms that are substantially the same, and at least as favorable to the Debtor, as the terms of the DIP Loan Agreement.  In order to satisfy this requirement, the Overbidder shall include an executed mark-up of the DIP Loan Agreement, along with an electronic mark-up showing all changes to the DIP Loan Agreement.

(iii)        a cashier’s check made payable to the order of FMAR, or wire transfer to FMAR, in either case, to be deposited into a separate debtor-in-possession account, in the amount of (A) the Stalking Horse Bidder Fee (for purposes hereof, the amount of the Expense Reimbursement shall be deemed to be the maximum amount set forth in Section 5.17 hereof), plus (B) the Minimum Overbid amount of $250,000, plus (C) the Maximum DIP Loan Amount (such sum being referred to herein as the “Overbidder’s Deposit”), which will be retained by FMAR as a nonrefundable good faith deposit for application against the purchase price at the closing of the transaction or returned to the Overbidder in accordance with Section 5.20(m) or otherwise applied as set forth in Section 5.20(n);

(iv)        reasonable information establishing that the Overbidder has the financial ability to pay the purchase price set forth in the Competing Acquisition Agreement and close the transactions contemplated thereby; and

(v)         be accompanied by reasonable information establishing that the Overbidder is capable of obtaining all required regulatory approvals to perform all of its obligations under the Competing Acquisition Agreement and to close the transactions contemplated thereby not later than the Overbidder Outside Date.

(e)           To be a “Qualified Bid,” a bid received from an Overbidder must meet the requirements set forth above. FMAR will have a right to determine whether a bid received from an Overbidder (and any bid submitted at the Auction by an Overbidder) meets such requirements if, in the good faith opinion of FMAR, after consulting with its investment bankers and financial and legal advisors, (i) the requirements set forth above are met, (ii) such bid is determined not to be materially more burdensome or conditional than the terms of this Agreement and (iii) FMAR reasonably believes that such bid can be consummated before the Overbidder Outside Date if selected as a Successful Bid. FMIB’s Acquisition proposal (as set forth in this Agreement), and bids received from FMIB at the Auction, shall also be Qualified Bids.

(f)            FMIB, and any entity that is determined to have submitted a Qualified Bid by FMAR, shall each be deemed a “Qualified Bidder” and may bid for the FMBank Shares and Other Purchased Assets at the Auction. Only Qualified Bidders and their duly authorized representatives will be permitted to attend and participate in the Auction. FMAR shall, promptly upon receipt of any overbid, provide copies of such overbid to FMIB.

(g)           Subject to the terms of the Auction Procedures, the deadline for submitting bids by an Overbidder shall be five (5) days before the Auction (the “Bid Deadline”).

(h)           Subject to the terms of the Auction Procedures, if on the Bid Deadline, no conforming Qualified Bid is received from a Qualified Overbidder, FMAR shall not conduct an Auction; FMIB shall be deemed the Successful Bidder; and FMAR shall proceed to request at the Sale Hearing that the Bankruptcy Court approve this Agreement, including the Merger and the sale, assignment and transfer of the Other Purchased Assets, and the sale, assumption and assignment of the Assumed Bank Related Contracts, and request that the Sale Order be entered by the Bankruptcy Court and that the Sale Order shall be made immediately effective upon entry, notwithstanding the provisions of Rule 6004(h) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and Rule 62(g) of the Federal Rules of Civil Procedure.

(i)            Subject to the terms of the Auction Procedures, if on the Bid Deadline, one or more timely conforming Qualified Bids from one or more Qualified Overbidders are received, the Companies shall conduct an auction of the FMBank Shares and Other Purchased Assets (the “Auction”), in which FMIB and all Qualified Overbidders may participate.

(j)          Subject to the terms of the Auction Procedures, the following procedures will govern the Auction:

(i)          all Qualified Overbidders shall be deemed to have consented to the exclusive and core jurisdiction of the Bankruptcy Court and to have waived any right to jury trial in connection with any disputes relating to the Auction, the Merger and sale, assignment and transfer of the Other Purchased Assets, and any other matter relating to, or contemplated by, this Agreement, any Competing Acquisition Agreement or the Sale Motion;

(ii)         in valuing bids, and for purposes of calculating each successive overbid by FMIB at the Auction, the Companies shall deem each bid by a Qualified Overbidder to have been automatically reduced by the amount of the Stalking Horse Bidder Fee (and for purposes hereof, the amount of the Expense Reimbursement shall be deemed to be the maximum amount set forth in Section 5.17 hereof);

(iii)         bidding will start at the amount of the highest bid submitted by a Qualified Overbidder, as determined by FMAR;

(iv)        each subsequent bid shall be in increments of no less than Two Hundred Fifty Thousand Dollars ($250,000);

(v)         FMIB shall have the right to credit-bid any and all obligations outstanding under the DIP Loan Agreement;

(vi)        immediately before concluding the Auction, the Companies shall: (a) review each Qualified Bid for its financial and contractual terms and the factors relevant to the Sale process and the best interests of the Companies’ estate, its creditors and other parties-in-interest therein; and (b) determine and identify the highest or otherwise best Qualified Bid (the “Successful Bid”) and the Qualified Bidder submitting such bid (the “Successful Bidder”);

(vii)       if, at the Auction’s conclusion and consistent with the Auction Procedures’ terms, FMIB’s final bid is greater than the highest bid made by any Qualified Overbidder, the Bankruptcy Court shall approve this Agreement, including the Acquisition, and the amount of FMIB’s final bid shall constitute the Purchase Price under this Agreement; and

(viii)      FMAR may elect to deem a final bid to be the highest or otherwise best bid, notwithstanding the receipt of an apparently higher bid from an Overbidder, if FMAR reasonably concludes that such final bid is more beneficial to its bankruptcy estate and stakeholders.

(k)           FMIB has standing and is deemed to be a party in interest with standing to be heard on any motion, hearing or other matter related to this Agreement or any bid, or other sale of any FMBank Shares and Other Purchased Assets.

(l)            A hearing to consider approval of the Sale to the Successful Bidder (or to approve this Agreement if no Auction is held or the Successful Bid is by FMIB) will take place no later than forty (40) days after entry of the Auction Procedures Order in the Bankruptcy Court (the “Sale Hearing”).

(m)          Except as otherwise provided in the Auction Procedures, or as set forth below with respect to any Successful Bidder, the Overbidder’s Deposit for all Overbidders required to submit such a deposit under the Auction Procedures shall be returned within three (3) Business Days after the Auction concludes, or, if no Auction is held, within three (3) days after the Sale Hearing.

(n)           On the first Business Day following entry of the Sale Order relating to an Alternative Transaction with a Successful Bidder other than FMIB, a portion of the Overbidder’s Deposit shall be paid by FMAR to the DIP Loan lender to indefeasibly pay in full all outstanding obligations under the DIP Loan Agreement (including all principal, accrued interest and fees contemplated thereby), to satisfy all obligations of FMAR under the DIP Loan Agreement, and the DIP Loan lender shall have no further obligations of any kind under the DIP Loan Agreement. Contemporaneously with such payment, a portion of the Overbidder’s Deposit of the Successful Bidder shall be paid to FMIB in accordance with Section 5.17 hereof. The remaining amount of the Overbidder’s Deposit of the Successful Bidder shall be held until the closing of such transaction and applied in accordance with the Successful Bid. If any sale to a Successful Bidder other than FMIB fails to close on or before the Overbidder Outside Date, such Successful Bidder’s Overbidder’s Deposit shall be forfeited to, and retained by, the Companies.

Section 5.21.        Bankruptcy Efforts. FMIB and the Companies shall use their commercially reasonable best efforts to cause the Bankruptcy Court to (a) enter the Auction Procedures Order and the Sale Order, and (b) approve the Stalking Horse Bidder Fee.

Section 5.22.        Non-Solicitation of Competing Bids. Except in accordance with the Auction Procedures Order (once entered by the Bankruptcy Court) and except to the extent the Companies reasonably believe is required to fulfill the fiduciary duties owed to FMAR or FMBank, the Companies shall not, and shall cause their Affiliates and representatives not to, (a) solicit or negotiate with any Person (and to cease immediately any such ongoing activity), or enter into any agreement or understanding with respect to, or approve or recommend, any direct or indirect sale of any equity interest in, or any material portion of the assets of, FMAR or FMBank or any extraordinary corporate transaction directly or indirectly involving FMAR or FMBank or (b) provide any Person (other than FMIB and its Affiliates, agents and representatives) with access to the books, records, operating data, contracts, documents or other information relating to FMBank. The Companies shall promptly notify FMIB of any proposals or offers from any third party to acquire, directly or indirectly, all or any substantial portion of the assets, properties, rights and interests of FMAR or FMBank received by the Companies after the date hereof until the Bankruptcy Court shall have entered the Auction Procedures Order, and the Companies shall promptly communicate to FMIB the material terms of such offer or bid. From and after the date of this Agreement, the Company shall provide FMIB with the names of Persons who enter into a confidentiality agreement with the Companies with respect to a potential transaction involving FMBank as provided for in the Auction Procedures within two (2) Business Days of entry into the same. FMIB shall treat the names of the Persons entering into such confidentiality agreements as Information and in accordance with the provisions of Section 5.06 hereof.

Section 5.23.        Bankruptcy Filings. From and after the date of this Agreement until the Closing, each party to this Agreement shall use its reasonable best efforts to provide the other parties with a copy of such papers or pleadings as soon as practicable before filing any papers or pleadings in the Bankruptcy Case that relate in any way to this Agreement, the Sale, the Auction Procedures, the Proposed Transaction, the Companies or FMIB.

Section 5.24.        Plan. The Companies covenant and agree that if the Sale Order is entered, the terms of any plan of reorganization or liquidation submitted, supported or sponsored by FMAR for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of FMIB hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including any transaction that is approved pursuant to the Sale Order.

Section 5.25.        Appeal. If the Sale Order or the Auction Procedures Order is appealed by any Person, or petition for certiorari or motion for rehearing, reconsideration or rehearing is filed with respect thereto, the Companies agree to take all action as may be reasonably necessary to defend against and oppose such appeal, petition or motion.

Section 5.26.        Update of Representations. If between the date of this Agreement and the Closing Date, any event occurs (which, for the avoidance of doubt shall include the Companies first obtaining Knowledge of an event occurring prior to the date of this Agreement) which would make any representation or warranty of the Companies in ARTICLE III hereof untrue or inaccurate in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Change ) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Change ), then the Companies shall promptly notify FMIB of such events in writing (together with all material information relating thereto).  If between the date of this Agreement and the Closing Date, any event occurs (which, for the avoidance of doubt shall include FMIB first obtaining Knowledge of an event occurring prior to the date of this Agreement) which would make any representation or warranty of FMIB in ARTICLE IV hereof untrue or inaccurate, then FMIB shall promptly notify the Companies of such events in writing (together with all material information relating thereto).

Section 5.27.        Name Change.  Within five (5) days after the entry of the Sale Order, but subject to Bankruptcy Court approval, FMAR shall change its name to a name that no longer has any variation of “First Mariner” or “1st Mariner,” or any words that would be associated with such words.

Section 5.28.                         Employee Transition. The Parties shall use reasonable efforts to address issues related to employee transition, if necessary.

ARTICLE VI.

CONDITIONS TO CLOSING

Section 6.01.                         Conditions to the Obligations of All Parties. The obligations of each Party to consummate the Contemplated Transactions shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

(a)                            Government and Other Approvals. FMIB shall have received all of the FMIB Required Approvals, and the Companies shall have received all of the Company Required Approvals, which approvals shall not impose any Burdensome Condition in the reasonable opinion of FMIB, and all applicable waiting periods having expired. Further, the approvals and the Contemplated Transactions shall not have been contested or threatened to be contested by any Governmental Authority.

(b)                           Bankruptcy Court Approvals. The Bankruptcy Court shall have entered (i) the Auction Procedures Order in substantially the same form as Exhibit B as a Final Order, or in such other form and manner as may be reasonably acceptable to FMIB, which order shall include, among other provisions reasonably acceptable to FMIB, provisions (A) approving the bidding procedures in substantially the same form as Exhibit C, (B) approving the Stalking Horse Bidder Fee, (C) scheduling an Auction and a Sale Hearing, and (D) approving the form and manner of notice of the Sale Motion and Sale Hearing, and (ii) the Sale Order in substantially the same form as Exhibit D as a Final Order, or in such other form and manner as may be reasonably acceptable to FMIB, which order shall include, among other provisions acceptable to FMIB, provisions (A) finding that notice of Sale Hearing was given in accordance with the Bankruptcy Code and constitutes such notice as is appropriate under the particular circumstances, (B) finding that FMIB is a “good faith” purchaser entitled to the protections afforded by §363(m) of the Bankruptcy Code, (C) finding that FMIB’s acquisition of the FMBank Shares and Other Purchased Assets pursuant to this Agreement shall be free and clear of all Encumbrances, and (D) approving the transactions proposed by this Agreement.

(c)                             No Litigation. No action shall have been taken, and no statute, rule, regulation or order has been promulgated, enacted, entered, enforced or deemed applicable to the Agreement by any Governmental Authority or by any court, including the entry of a preliminary or permanent injunction, that would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) prohibit, restrict, make illegal or impose material limits on the ability of any Party to this Agreement to perform its obligations and agreements under this Agreement or any other agreement contemplated hereby, or consummate the transactions contemplated hereby or thereby, or (iii) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject FMBank or any officer, director, shareholder or employee of FMBank to criminal or civil Liability.  Further, no action or proceeding before any court or Governmental Authority or by any other Person shall have been threatened, instituted or pending that would reasonably be expected to result in any of the consequences referenced in clauses (i) through (iii) above.

Section 6.02.                         Conditions to the Obligations of FMIB. The obligations of FMIB to consummate the Contemplated Transactions are subject to the satisfaction, at or prior to Closing, of each of the following conditions, which may be waived in whole or in part by FMIB:

(a)                            Representations and Warranties. All representations and warranties made by the Companies in this Agreement or in any document or schedule delivered to FMIB in connection with this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Change) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Change) as of the date of this Agreement and as of the Closing with the same force and effect as if such representations and warranties were made as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date).

(b)                            Performance of Obligations. The Companies shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed by or complied with by the Companies at or before the Closing; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Companies shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                             No Material Adverse Change. From the date of this Agreement, there shall not have occurred any Material Adverse Change, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Change.

(d)                            Deliverables. The Companies shall have provided, or caused to be provided, to FMIB the documents required to be delivered by the Companies as set forth in Section 7.01.

(e)                             KPMG Opinion.  FM Bank shall have received an opinion from KPMG (dated as of the Closing Date), reasonably satisfactory to FMIB, to the effect that, (i) based on the most current information available prior to the Closing as provided by FMAR and FMBank to KPMG, it is more likely than not that Section 382(l)(6) of the Code will apply to the Contemplated Transactions such that the “value” of FMBank (within the meaning of Section 382(e) of the Code) for purposes of calculating the “section 382 limitation” (within the meaning of Section 382(b) of the Code) shall include any and all capital contributed by FMIB to FMBank pursuant to, and in connection with, the Contemplated Transactions, and (ii) an “ownership change” (within the meaning of Section 382 of the Code) has not occurred in the three (3) years prior to the Closing.

(f)                              Regulatory Orders. From the date of this Agreement until the Closing Date, (i) FMBank shall not have been subject to any new commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any Governmental Authority, and, except with respect to any requirement to meet specified capital requirements, FMBank shall have been in material compliance with the requirements of any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action in existence as of the date of this Agreement, and (ii) there shall not have been any, and there are no, actions or proceedings pending or, to the Knowledge of the Companies, threatened against FMBank by or before any such Governmental Authority.

(g)                             Bank D&O Policies. FMBank shall have purchased and obtained, and shall have fully paid the premiums for, the Bank D&O Tail Policy in accordance with Section 5.11(b) hereof.

(h)                            Delivery of Resignations and/or Termination Evidence.  FMIB shall have received from the Companies the items required by Section 5.13.

Section 6.03.                         Conditions to the Obligations of the Companies. The obligations of the Companies to consummate the Contemplated Transactions under this Agreement are subject to the satisfaction, at or prior to Closing, of each of the following conditions, which may be waived in whole or in part by the Companies:

(a)                            Representations and Warranties. All representations and warranties made by FMIB in this Agreement or in any document or schedule delivered to the Companies in connection with this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Change) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Change) as of the date of this Agreement and as of the Closing with the same force and effect as if such representations and warranties were made as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date).

(b)                            Performance of Obligations. FMIB shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed by or complied with by FMIB at or before the Closing; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, FMIB shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                             Deliverables. FMIB shall have provided, or caused to be provided, to the Companies the documents required to be delivered by FMIB as set forth in Section 7.02.

ARTICLE VII.

CLOSING

Section 7.01.                         Actions to be Taken at the Closing by the Companies. At the Closing, the Companies will deliver to FMIB such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to carry out the terms of this

Agreement and to evidence the Contemplated Transactions, including the following (all of such actions constituting conditions precedent to FMIB’s obligations to close hereunder):

(a)                                 The Articles of Merger, duly executed by FMBank, and one or more certificates evidencing and representing the FMBank Shares, duly endorsed by FMAR in blank or accompanied by stock powers signed by FMAR in blank, and/or an affidavit of lost certificate, in form and substance reasonably satisfactory to FMIB, with respect to any certificate representing FMBank Shares that has been lost;

(b)                                 All conveyance, transfers, assignments, instruments or other documents which are necessary to assign and transfer the Other Purchased Assets (including the sale, assignment and assumption of the Assumed Bank Related Contracts, if any, and the assignment and assumption of the Other Bank Related Contracts, if any) to FMBank, in either case, as contemplated by this Agreement, in such form and content as FMIB may require, acting reasonably;

(c)                                  True, correct and complete copies of FMBank’s Constituent Documents and all amendments thereto, duly certified (as applicable) as of a recent date by the MDB;

(d)                                 True, correct and complete copies of the Constituent Documents of each of the Bank Subsidiaries, certified as of a recent date by the applicable Governmental Authority of the state of their incorporation;

(e)                                  Good standing and existence certificates for FMBank and each of the Bank Subsidiaries, dated as of a recent date, issued by the appropriate state officials, duly certifying as to the existence and good standing of FMBank in Maryland;

(f)                                   A certificate, dated as of a recent date, issued by the FDIC, duly certifying that the deposits of FMBank are insured by the FDIC pursuant to the FDIA;

(g)                                  A certificate, dated as of the Closing Date, signed by the Secretary or an Assistant Secretary of FMAR, pursuant to which FMAR will certify: (i) the due adoption by its Board of Directors of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of FMAR duly authorized to act on its behalf in connection with the Contemplated Transactions and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of FMAR; and (iii) that the copy of the Bylaws of FMAR attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(h)                                 A certificate duly signed by the Secretary of FMBank, acting solely in his or her capacity as an officer of FMBank, pursuant to which FMBank will certify that the copy of FMBank’s Bylaws attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(i)                                     A certificate, dated as of the Closing Date, signed by the chief executive officer of FMAR, acting solely in his or her capacity as an officer of FMAR, as applicable, pursuant to which FMAR will certify that: (i) the conditions set forth in Sections 6.02(a) and (b) have been satisfied; and (ii) there has been no Material Adverse Change since September 30, 2013.

(j)                               A filed copy of the Sale Order;

(k)                            All consents required from third parties to complete the Contemplated Transactions, including those listed on Disclosure Schedule 3.09 and Schedule 4.05;

(l)                                Endorsements on terms reasonably satisfactory to FMIB with respect to any insurance policies included in the Other Purchased Assets that, among other things, confirm the assignment of such policies, and provide that FMBank and each Bank Subsidiary will have the right to give notice with respect to, control and receive the proceeds of any claims under such policies relating to FMBank and any Bank Subsidiary;

(m)                        Evidence of mutual termination of all existing incentives sponsored by or to which FMAR or FMBank is a party that are applicable to senior management officials of FMBank, including, but not limited to, stock option plans and employment contracts, shall be provided to FMIB. All such existing senior management incentives shall have been terminated by FMAR or FMBank and each applicable senior management official of FMBank;

(n)                            Except as otherwise agreed by the FMIB in writing, the written resignation letters of all of the officers and directors of FMBank, which resignations shall be effective as of the Closing Date;

(o)                            The payoff letter in the form and substance reasonably satisfactory to FMIB and the Companies from the Broker as set forth in Section 5.16;

(p)                            A completed IRS Form 1128 (Application to Adopt, Change, or Retain a Tax Year), duly executed by FMAR; and

(q)                            All other documents required to be delivered to FMIB by the Companies under this Agreement, and all other documents, certificates and instruments as are reasonably requested by FMIB or its counsel.

Section 7.02.                         Actions to be Taken at the Closing by FMIB. At the Closing, FMIB will deliver to the Companies such documents and certificates necessary to carry out the terms and provisions of this Agreement and to evidence the Contemplated Transactions, including the following (all of such actions constituting conditions precedent to the Companies’ obligations to close hereunder):

(a)                                 The Articles of Merger, duly executed by FMIB, and one or more wire transfers to an account designated by FMAR in the amount of the Purchase Price;

(b)                                 True, correct and complete copies of FMIB’s Constituent Documents and all amendments thereto, duly certified (as applicable) as of a recent date by the MDB;

(c)                                  Good standing and existence certificates for FMIB, dated as of a recent date, issued by the appropriate state officials, duly certifying as to the existence and good standing of FMIB in Maryland;

(d)                                 A certificate, dated as of the Closing Date, signed by the Secretary of FMIB pursuant to which FMIB will certify (i) the due adoption by the Board of Directors of FMIB of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of FMIB duly authorized to act on its behalf in connection with the Contemplated Transactions and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of FMIB; and (iii) that the copy of the Bylaws of FMIB attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(e)                                  A certificate, dated as of the Closing Date, signed by a duly authorized officer of FMIB, pursuant to which FMIB will certify that the conditions set forth in Sections 6.03(a) and (b)  have been satisfied; and

(f)                                   All other documents required to be delivered to the Companies by FMIB under this Agreement.

Section 7.03.                         Concurrent Delivery. It shall be a condition of the Closing that all matters of payment and execution and delivery of documents, in each case, at the Closing by any Party to the other, pursuant to the terms of this Agreement, shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing shall have been paid, executed and delivered, as the case may be.

Section 7.04.                         Sale, Assignment and Transfer of Other Purchased Assets; Merger. Subject to the terms and conditions set forth in this Agreement, and subject to the entry of a Sale Order, the sale, assignment and transfer of the Other Purchased Assets (including the sale, assignment and assumption of the Assumed Bank Related Contracts, if any, and the assignment and assumption of the Other Bank Related Contracts, if any) to FMBank, and the Merger, shall be deemed to take effect on the Closing Date.

Section 7.05.                         Time and Place of the Closing and Closing Date. On a date mutually acceptable to FMIB and FMAR that is the later of (a) the receipt of all necessary regulatory, corporate, and other approvals and the expiration of any mandatory waiting periods, or (b) within (i) five (5) Business Days of the entry of a Sale Order by the Bankruptcy Court as a Final Order, or in such other form and manner as may be acceptable to FMIB and FMAR, or (ii) two (2) Business Days of a transaction between the Companies and the Successful Bidder failing to timely close (the “Closing Date”), a meeting (the “Closing”) will take place at which the Parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VI have been satisfied or waived or whether any condition exists that would permit a Party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no Party elects to exercise any right it may have to terminate this Agreement, then the Parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Contemplated Transactions. The Closing will take place at the offices of Venable LLP, 750 East Pratt Street, Baltimore, Maryland 21202 at 10:00 a.m., or at such other time and place to which the Parties may agree.  If the applicable Closing Date would occur during the first 10 Business Days of a month, at the election of FMIB, such closing may be delayed until the twelfth (12th)  Business Day of such month.

ARTICLE VIII.

TERMINATION

Section 8.01.                         Termination.

(a)                                 In the event that the Closing has not occurred on or before April 30, 2014, or such later date as may be agreed in writing by the Parties (the “Outside Date”), either FMIB or the Companies may terminate this Agreement, in which event the Parties will be released from all obligations under this Agreement except that the Companies will not be released from the obligation to pay the Stalking Horse Bidder Fee in accordance with Section 5.17 hereof unless FMIB is in material breach of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(a) shall not be available to any party whose failure to perform (including, in the case of the right of FMAR, FMBank’s failure to perform) any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date. In all events, the DIP Loan shall be repaid in accordance with the DIP Loan Agreement as contemplated in Section 5.15 hereof.

(b)                                 This Agreement may also be terminated prior to the Closing:

(i)                                     by the mutual consent of FMIB and the Companies, duly authorized by the Board of Directors of each of FMIB and the Companies;

(ii)                                  by either FMIB or the Companies, if FMIB or any of its Affiliates received written notice by a Governmental Authority that it will not grant (or intends to rescind or revoke if previously approved) any of the FMIB Required Approvals or Company Required Approvals, or receives written notice from or is otherwise advised by such Governmental Authority that it will not grant any such FMIB Required Approval or Company Required Approval on the terms contemplated by this Agreement without imposing any Burdensome Condition;

(iii)                               by FMIB, if the Bankruptcy Court has not entered the Auction Procedures Order, in a form reasonably satisfactory to FMIB, within thirty (30) days of the Petition Date or if the Auction Procedures Order has been entered but stayed;

(iv)                              by either FMIB or the Companies, if the Bankruptcy Court declines to enter the Auction Procedures Order in a form reasonably satisfactory to FMIB;

(v)                                 by FMIB upon two (2) days’ prior written notice by FMIB to the Companies, if the Bankruptcy Court fails to approve the Stalking Horse Bidder Fee as part of the Auction Procedures Order; provided that such notice of termination is provided to the Companies not later than the end of the tenth Business Day following the entry of such Auction Procedures Order;

(vi)                              by FMIB (solely in the event any portion of the DIP Loan has been advanced and is outstanding), if the DIP Loan Agreement has been terminated or the outstanding loans thereunder have been accelerated in accordance with the terms thereof, except if (a) payment in full of all obligations thereunder has been made, or (b) such termination of the DIP Loan Agreement is due to FMIB’s material breach of its obligations thereunder;

(vii)                           by the Companies, if FMIB fails to fund a properly made request for a DIP Loan under Section 2.2 of the DIP Loan Agreement within seven (7) Business Days of such request (provided that neither Company is in “Default” of the DIP Loan Agreement);

(viii)                        by FMIB or the Companies, if the Bankruptcy Court enters a Sale Order approving the Sale to a Qualified Overbidder, in which case, the Companies shall pay the Stalking Horse Bidder Fee in accordance with Section 5.17 hereof;

(ix)                              by FMIB, upon written notice to the Companies, if FMIB is not in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by FMAR or FMBank in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by FMIB to the Companies;

(x)                                 by the Companies, upon written notice to FMIB, if the Companies are not in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by FMIB in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Companies to FMIB;

(xi)                              by FMIB, upon written notice to the Companies, if any condition to the obligation of FMIB to consummate the Closing set forth in Section 6.01 or Section 6.02 shall have become incapable of fulfillment other than as a result of a breach by FMIB of any covenant or agreement contained in this Agreement;

(xii)                           by FMIB in the event that FMAR or FMBank has breached the terms of Section 5.22 in any respect adverse to FMIB;

(xiii)                        by the Companies, upon written notice to FMIB, if any condition to the obligation of the Companies to consummate the Closing set forth in Section 6.01 or

Section 6.03 shall have become incapable of fulfillment other than as a result of a breach by the Companies of any covenant or agreement contained in this Agreement;

(xiv)                       by FMIB, if the Bankruptcy Court has not entered the Sale Order approving the Sale to FMIB by forty (40) days after entry of the Auction Procedures Order, if such Sale Order has been entered but is stayed or has been reversed or vacated on such date, or if such Sale Order has been entered but has been amended or modified in a manner adverse to FMIB without the prior written consent of FMIB on or before such date; or

(xv)                          by FMIB, if the Petition Date does not occur on the date required in this Agreement.

Section 8.02.                         Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall become void and have no effect, except that (i) the provisions of Section 5.06, Section 5.17, Section 8.01, this Section 8.02 and ARTICLE X shall survive any such termination, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

ARTICLE IX.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; TAX MATTERS

Section 9.01.                         Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements of the Parties contained in this Agreement, or in any instrument delivered pursuant to this Agreement, shall terminate at the Closing Date other than those covenants and agreements of the Parties which by their terms apply in whole or in part after Closing.

Section 9.02.                         Transfer Taxes. The payment of any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the Contemplated Transactions will be borne fifty percent (50%) each by FMAR, on the one hand, and FMIB, on the other hand.  Each Party shall, as required by applicable Legal Requirements, cooperate, and cause its Affiliates to cooperate, as necessary in the execution and filing of any Tax Returns and other documentation required to be filed with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

Section 9.03.                         Prorations. Except as otherwise provided in this Agreement, FMAR shall be responsible for all Taxes payable by FMBank and the Bank Subsidiaries for periods ending on or prior to the Closing Date, regardless of whether such Taxes are due prior to or after the Closing Date. FMIB shall be responsible for all Taxes payable by FMBank and the Bank Subsidiaries attributable to periods beginning after the Closing Date. Taxes measured or based on income, sales, use or similar income-based, revenue-based, or transactional Taxes with respect to a Straddle Period shall be allocated as if the relevant Tax year of FMBank terminated as of the end of the Closing Date on an interim closing of the books basis. All other Taxes not described in the prior sentence for a Straddle Period allocated to the period ending on the Closing Date shall be the product of (x) the amount of such Taxes due for the entire Straddle Period and (y) a fraction with the numerator equal to the number of days in the Straddle Period up to and including the Closing Date and the denominator equal to the number of days in the entire Straddle Period. FMAR or FMIB, as applicable, shall invoice the other Party for the amount of Taxes that the other party is responsible for pursuant to this Section 9.03 but were paid by FMIB or FMAR, as applicable, and such amount shall be paid within twenty (20) days of receipt of such invoice, but in no case shall such payment be required to be made more than five (5) days prior to the due date of the Tax Return to which such Taxes relate.

Section 9.04.                         Tax Returns.

(a)                                 Except as otherwise provided in Section 9.02 hereof, FMAR shall prepare or cause to be prepared, and file or cause to be filed, at FMAR’s sole expense, and on a basis reasonably consistent with past practice (to the extent permissible by applicable Legal Requirements), all Tax Returns for FMAR, FMBank and the Bank Subsidiaries for all periods ending on or before the Closing Date that are filed after the Closing Date (each, a “Prior Period Return”).  FMAR will permit a representative of FMIB to review each Prior Period Return at least ten (10) days prior to the due date for the filing of such Prior Period Return (taking into account extensions). Pursuant to such review, if FMIB in good faith determines that a position taken on such Prior Period Return would result in an increase in the Tax obligations of FMBank or a Bank Subsidiary in a taxable period commencing after the Closing Date, FMIB will be allowed to comment on such Prior Period Return and FMAR shall incorporate the comments that are reasonably requested by FMIB on each Prior Period Return.

(b)                                 Except as otherwise provided in Section 9.02 hereof, FMIB shall prepare or cause to be prepared, and file or cause to be filed, at FMIB’s sole expense,  all Tax Returns for FMBank and the Bank Subsidiaries other than the Prior Period Returns and the Consolidated Returns (as defined in Section 9.04(c) hereof); provided, however, that with respect to any Tax Return due after the Closing Date for a Straddle Period (each, a “Straddle Return”), FMIB shall provide FMAR with a copy of such Straddle Return for its review and consent, at least ten (10) days prior to the due date for the filing of such Straddle Return (taking into account extensions), which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  FMAR shall include the income, if any, of FMBank and the Bank Subsidiaries (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19, and determined by closing the books of FMBank and the Bank Subsidiaries as of the Closing Date) on its consolidated federal, and, as applicable, state and local, income Tax Returns (“Consolidated Returns”) for all periods through the Closing Date, and FMAR shall pay any federal, and, as applicable, state and local, income Taxes attributable to such income.  For all taxable periods ending on or before the Closing Date, FMAR shall cause FMBank and the Bank Subsidiaries to be included in the Consolidated Returns.  FMAR shall prepare and file all Consolidated Returns on a basis reasonably consistent with past practice (to the extent permissible by applicable Legal Requirements).

Section 9.05.                         Cooperation. FMIB and FMAR will (and FMAR will cause each of the FMAR Subsidiaries and Bank Subsidiaries to) cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon such Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding. Following the Closing Date, FMIB and FMAR shall cooperate, as to the extent reasonably requested by the other Party, in connection with the Bankruptcy Case including the provision of records and information reasonably relevant to the activities of the Companies and the Bankruptcy Case.

Section 9.06.                         Carrybacks.  FMAR shall pay to FMIB any Tax refund (or reduction in Tax Liability) resulting from a carryback of a post-acquisition Tax attribute of FMBank or a Bank Subsidiary into a Consolidated Return no later than ten (10) days after such refund (or reduction) is realized by the FM Group.  At FMIB’s request, FMAR shall use commercially reasonable efforts to cooperate with FMBank or a Bank Subsidiary in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims, and FMIB shall reimburse FMAR for all reasonable out of pocket expenses incurred by the FM Group in such cooperation.

Section 9.07.                         Amended Tax Returns of FMBank; Settlement of Audit.

(a)                                 Unless required by applicable Legal Requirements, neither FMAR nor FMIB shall file or cause to be filed any amended Tax Returns for FMBank or any Bank Subsidiary covering, or adjusting any Taxes for, (i) any Tax period ending on or before the Closing Date or (ii) a Straddle Period, in each case with respect to the preceding clauses “(i)” and “(ii),” without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)                                 Notwithstanding anything herein to the contrary, FMAR shall not (i) compromise, resolve, or settle any audit of a Consolidated Return that would have the effect of increasing the Tax Liability of FMBank or any Bank Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of any of FMBank or any Bank Subsidiary existing on the Closing Date, or (ii) file any amended Consolidated Return that would have the effect of increasing the Tax Liability of FMBank or any Bank Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of any of FMBank or any Bank Subsidiary existing on the Closing Date, in each case with respect to the preceding clauses “(i)” and “(ii)”, without the prior written consent of FMIB, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.08.                         Tax Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving FMBank or any Bank Subsidiary shall be terminated as of the Closing Date with respect to FMBank and each Bank Subsidiary, and, after the Closing Date, neither FMBank nor any Bank Subsidiary shall be bound thereby or have any Liability thereunder.

Section 9.09.                         Tax Covenant Involving FMBank. Without the prior written consent of FMIB, FMAR shall not (and shall cause the FM Group and each FM Group Member not to) make or change any election, change an annual accounting period, adopt or change any accounting method, file an amended Tax Return, enter into any closing agreement, settle any Tax Claim or assessment relating to FMAR or FMBank, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to FMAR or FMBank, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of FMBank or any Bank Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of any of FMBank or any Bank Subsidiary existing on the Closing Date.

Section 9.10.                         Additional Tax Covenants .

(a)                                 FMIB and FMAR agree that FMBank shall cease to be a member of the FM Group as of the end of business on the Closing Date pursuant to Treas. Reg. §1.1502-76(b)(1)(ii).  On its consolidated federal income Tax Return for the taxable year in which the Closing Date occurs, FMAR shall elect under Treas. Reg. §1.1502-36(d) to reduce FMAR’s adjusted Tax basis in its FMBank Shares to the extent necessary to prevent any reduction of FMBank’s Tax attributes.  All Tax Returns filed by the FM Group, each FM Group Member, FMBank and the Bank Subsidiaries shall be consistent with this provision. In addition, each FM Group Member agrees to take any other action reasonably requested by FMIB or FMBank to preserve FMBank’s Tax attributes. At FMIB’s discretion, FMAR shall make, or shall forego making (and shall cause the FMAR Subsidiaries to make or forego making), the election under Section 108(b)(5) of the Code on FM Group’s consolidated federal income Tax Return for the taxable year in which the Closing Date occurs. Upon request by FMIB, FMAR shall deliver to FMIB its preliminary calculation of how FMAR would apply the provisions of Section 108 of the Code to any excluded cancellation of debt income, and within thirty (30) days of receipt thereof, FMIB shall provide direction to FMAR on making or not making the election.  FMAR shall not make an election under Section 336(e) of the Code with respect to the acquisition of the FMBank Shares pursuant to this Agreement.

(b)                                 FMAR shall cause each entity that will be an FM Group Member on the last day of the month of the Closing Date (the “Year-End Date”) to meet the requirements under Rev. Proc. 2006-45 to obtain automatic approval from the Commissioner of Internal Revenue to change the accounting period of the FM Group under Code Section 442 and Treasury Regulation Section 1.442-1(b) to a taxable year ending on the Year-End Date (the “Accounting Period Change”). In addition, FMAR agrees to effect such Accounting Period Change. To facilitate such Accounting Period Change, FMAR shall cause each entity that will be an FM Group Member on the Year-End Date to (i) take all actions necessary to comply with the requirements of Rev. Proc. 2006-45 to obtain automatic approval from the Commissioner of Internal Revenue to effect such Accounting Period Change (including, without limitation, the timely filing of IRS Form 1128, Application to Adopt, Change, or Retain a Tax Year), and (ii) refrain from taking any action that could cause any such entity to fail to meet the requirements of Rev. Proc. 2006-45.

ARTICLE X.

MISCELLANEOUS

Section 10.01.                  Expenses. Except as otherwise provided in this Agreement, each of the Parties is obligated to pay all of its expenses and costs (including all counsel fees and expenses and brokerage fees and commissions) incurred in connection with this Agreement and the consummation of the Contemplated Transactions.

Section 10.02.                  Entire Agreement. This Agreement and the other agreements, documents, schedules and instruments signed and delivered by the Parties to each other at the Closing are the full understanding of the Parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the Parties with respect thereto, including, without limitation, (i) that certain Summary of Terms, dated November 21, 2013 and amended on December 23, 2013, by and among FMAR, FMBank and FMIB (provided, however, that if this Agreement is terminated and the Stalking Horse Bidder Fee is not payable, or is not paid (in any case, for any or no reason), the Companies shall reimburse FMIB for its fees and expenses in accordance with Part II (Expense Reimbursement) of such Summary of Terms (for this purpose, notwithstanding the reference therein to the Parties not entering into a “Merger Agreement”)), and (ii) all non-disclosure and/or standstill agreements among the Investors and FMAR and/or FMBank. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the Party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.03.                  Binding Effect; Assignment. Subject to Bankruptcy Court approval, all of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any Person other than the Parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the Parties that this Agreement, and the terms hereof are for the sole benefit of the Parties to this Agreement and not for the benefit of any other Person, except that (i) the current directors and officers of FMBank included in the term “Indemnified Parties” shall be deemed to be third-party beneficiaries of the provisions of Section 5.11(a); and (ii) the Investors shall be deemed to be third-party beneficiaries with respect to the Companies’ obligations under this Agreement. No Party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other Parties, and any assignment made or attempted in violation of this Section is void and of no effect.

Section 10.04.                  Further Cooperation. The Parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the Contemplated Transactions or to carry out and perform any undertaking made by the Parties hereunder.

Section 10.05.                  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Legal Requirements, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

Section 10.06.                  Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any Party hereto to any other Party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to FMIB or (after Closing) FMBank:

Robert D. Kunisch, Jr.

President

RKJS Bank

12997 Jerome Jay Dr.

Telephone: 410-241-0839

Facsimile:

Electronic Mail:  kunisch@comcast.net

With a copy to:

Michael D. Schiffer, Esq.

Venable LLP

750 East Pratt Street

Baltimore, Maryland 21202

Telephone: 410-244-7546

Facsimile: 410-244-7742

Electronic Mail:  mschiffer@venable.com

If to FMAR or (prior to Closing) FMBank:

First Mariner Bancorp

First Mariner Bank

1601 South Clinton

Baltimore, Maryland  21224

Attn:  Mark A. Keidel

Telephone: 410-558-4281

Facsimile: 443-573-4912

Electronic Mail:  mkeidel@1stmarinerbank.com

With a copy to:

Gary Bronstein, Esq.

Kilpatrick Townsend & Stockton LLP

Suite 900

607 14th Street, NW

Washington, DC 20005-2018

Telephone: 202-508-5893

Facsimile: 202-204-5616

Electronic Mail:  gbronstein@kilpatricktownsend.com

Section 10.07.                  Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.08.                  Jurisdiction. Each of the Parties agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States Bankruptcy Court for the District of Maryland, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding (provided, that if such Bankruptcy Court does not have jurisdiction over any matter, or if it has jurisdiction but does not exercise such jurisdiction for any reason, then such suit, action or proceeding shall be brought in any Maryland state court or Federal court of the United States sitting in Baltimore Maryland), and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Maryland, and each of FMIB and the Companies hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such courts or that any such suit, action or proceeding brought in such courts has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of such courts. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.06 shall be deemed effective service of process on such Party.

Section 10.09.                  Multiple Counterparts. For the convenience of the Parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the Parties hereto, whether or not such counterpart will bear the execution of each of the Parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. Electronic or facsimile transmission of a signed counterpart of this Agreement will be sufficient to bind the Party or Parties whose signature(s) appear thereon.

Section 10.10.                  Specific Performance. Each of the Parties hereto acknowledges that the other Parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the Parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other Party may be entitled to seek temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

Section 10.11.                  Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing Party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 10.12.                  Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural will include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. No Party shall be required to take any action under this Agreement to the extent that such action would require the Party to violate any applicable Legal Requirement.

Section 10.13.                  Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement.  Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 10.14.                  Public Disclosure. None of the Parties shall make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the Contemplated Transactions without the prior written consent of the other Parties to this Agreement; but any Party is permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of any Legal Requirement or that may be necessary to obtain regulatory approval for the Contemplated Transactions and such disclosure required by Section 5.12 of this Agreement, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof.  The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

Section 10.15.                  Extension; Waiver. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder (including, without limitation, the right to terminate this Agreement in accordance with Article VIII hereof) by any Party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any Party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such Party would otherwise have on any future occasion or to any right or remedy that any other Party may have hereunder. Any Party may unilaterally waive a right which is solely applicable to it.

Section 10.16.                  Amendments. To the extent permitted by applicable law, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Party against which enforcement of the amendment, modification or supplement is sought.

Section 10.17.                  Automatic Extension of Deadlines and Dates. In the event the Bankruptcy Court is not fully operational on a Business Day(s) due to a cessation of the operations of the U.S. Federal government, partial or otherwise, then all required deadlines and actions required to be completed by certain dates as may be set forth set forth herein or in the Exhibits hereto, including, but not limited to, the required filing of the Sale Motion, that are directly or indirectly impacted such that the actions to be completed by those deadlines or dates cannot be reasonably completed, shall be automatically extended by the number of days that the Bankruptcy Court is not fully operational or as may otherwise be agreed by the Parties. The automatic extensions provided in this Section 10.17 shall not exceed thirty (30) Business Days and such automatic extensions shall not extend the Outside Date set forth in Section 8.01(a).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, FMAR, FMBank and FMIB have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

FIRST MARINER BANCORP

By:	/s/ Mark A. Keidel	(SEAL)
Name: Mark A. Keidel
Title: Interim Chief Executive Officer

FIRST MARINER BANK

By:	/s/ Mark A. Keidel	(SEAL)
Name: Mark A. Keidel
Title: Interim Chief Executive Officer

RKJS BANK

By:	/s/ Robert D. Kunisch, Jr.	(SEAL)
Name: Robert D. Kunisch, Jr.
Title: President, Chief Operating Officer and Secretary

[Signature Page to Merger and Acquisition Agreement]